UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Brunswick Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2012

Dear Brunswick Shareholder:

We are pleased to invite the shareholders of Brunswick Corporation to attend the Annual Meeting of Shareholders of Brunswick Corporation, to be held on Wednesday, May 2, 2012, at 9:00 a.m. CDT at the Four Seasons Hotel Chicago, located at 120 E. Delaware Place, Chicago, Illinois.

We will begin mailing a notice to our shareholders on March 22, 2012, containing instructions on how to access online our 2012 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote either by telephone, via the Internet or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Dustan E. McCoy

Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Notice of Annual Meeting

March 22, 2012

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at the Four Seasons Hotel Chicago, located at 120 E. Delaware Place, Chicago, Illinois, on Wednesday, May 2, 2012, at 9:00 a.m. CDT. At the Annual Meeting, we will consider and vote upon the following matters:

(1)	The election to the Company’s Board of Directors of the three nominees named in the attached Proxy Statement;

(2)	The approval of the compensation of our named executive officers on an advisory basis;

(3)	The ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(4)	Any other business that may properly come before the meeting.

Sincerely,

Kristin M. Coleman

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Proxy Statement

The Board of Directors of Brunswick Corporation (“Brunswick” or the “Company”) is soliciting proxies from Brunswick’s shareholders for the annual meeting to be held at the Four Seasons Hotel Chicago, located at 120 E. Delaware Place, Chicago, Illinois, on Wednesday, May 2, 2012, at 9:00 a.m. CDT (the “Annual Meeting”). As required by rules adopted by the Securities and Exchange Commission (the “SEC”), Brunswick is making this Proxy Statement and its Annual Report on Form 10-K available to its shareholders electronically via the Internet. In addition, Brunswick is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on March 22, 2012, Brunswick will begin mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (together, the “Notice”) to its shareholders containing instructions on how to access this Proxy Statement and Brunswick’s Annual Report via the Internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice, including the election to our Board of Directors of the three nominees named in this Proxy Statement, the approval of the compensation of our named executive officers on an advisory basis, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Who may vote at the Annual Meeting?

Only holders of one or more of the 89,240,438 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 5, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the Annual Meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

If you are a shareholder of record as of the Record Date, you can vote: (i) by attending the Annual Meeting; (ii) by following the instructions on your Notice for voting by telephone or via the Internet at www.proxyvote.com; or (iii) by signing, dating and mailing in a proxy card. The deadline for voting by telephone or via the Internet is 5:00 p.m. EDT on Tuesday, May 1, 2012.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting, including voting via the Internet or by telephone (only your latest Internet or telephone proxy that is timely submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Who will count the votes?

Brunswick’s tabulator, Broadridge Financial Solutions, Inc., will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return a proxy card?

If you sign, date and return a proxy card and indicate how you would like your shares to be voted, your shares will be voted as you have instructed. If you sign, date and return a proxy card but do not indicate how you would like your shares to be voted, your proxy will be voted as follows: for the election of the three director nominees named in this Proxy Statement; for the approval of the compensation of our named executive officers; and for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What are the Board’s recommendations?

The Board of Directors recommends a vote for the election of the three director nominees named in this Proxy Statement. The Board recommends a vote for the approval of the compensation of our named executive officers. The Board and the Audit Committee recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors.  Brunswick has adopted a majority voting standard for the uncontested election of directors and, therefore, the three director nominees shall be elected to the Board of Directors if they each receive a majority of the votes cast, in person or by proxy, at the Annual Meeting. Under Brunswick’s majority voting standard for uncontested elections, if the number of votes cast “For” a director nominee’s election does not exceed the number of votes cast “Against” election, then the director nominee must tender his or her resignation from the Board promptly after certification of the shareholders’ vote. The Board will decide within 120 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation. Because Brunswick has adopted a majority voting standard for the uncontested election of directors, abstentions will have no effect on the election of director nominees. If any one or more of the three director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the alternate individual or individuals designated by the Board.

Approval of Executive Compensation.  The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the approval of the non-binding resolution relating to the compensation of the Company’s named executive officers. Because approval of this resolution requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against approval.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares having voting power, represented in person or by proxy, will be required for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Because the vote to ratify the independent registered public accounting firm requires a majority of the shares having voting power and represented at the Annual Meeting, abstentions will have the same effect as votes against ratification.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 89,240,438 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed ballots marked either “Abstain” or “Withhold authority to vote,” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present. In addition, broker non-votes will be counted as present for quorum purposes.

How will broker non-votes be treated?

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. Brunswick will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as having voting power on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes. It is expected that brokers will lack discretionary authority with respect to the election of directors and the advisory vote to approve the compensation of the Company’s named executive officers, but will have discretionary authority with respect to ratification of the appointment of the independent registered public accounting firm.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick’s tabulator and inspectors of election, who are obligated to keep your vote confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward notices and, when requested, proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees, Brunswick has retained the services of Georgeson Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice that may be considered at the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, Brunswick is required to provide access to its proxy materials via the Internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, Brunswick is sending a Notice to all of its shareholders as of the Record Date. All shareholders may access Brunswick’s proxy materials on the Web site referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access Brunswick’s proxy materials via the Internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save Brunswick the cost of printing and mailing documents to you and will reduce the impact of the Company’s Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one mailing?

Brunswick is sending only one envelope with multiple Notices to you if you share a single address with another shareholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce Brunswick’s printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Brunswick Shareholder Services by telephone at 847.735.4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by e-mail at services@brunswick.com. If you currently receive multiple Notices, you can request householding by contacting Brunswick Shareholder Services as described above. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect three individuals to serve on the Board of Directors. The current Board of Directors, acting pursuant to a recommendation from the Nominating and Corporate Governance Committee, has nominated Anne E. Bélec, Manuel A. Fernandez and J. Steven Whisler for election as directors to serve for terms expiring at the 2015 Annual Meeting or until their respective successors have been elected and qualified. Ms. Bélec, Mr. Fernandez and Mr. Whisler have served as directors since 2008, 1997 and 2007, respectively.

The Board of Directors currently has ten members divided among three classes. Two classes consist of three directors and the other class consists of four directors.

Biographical information follows for each nominee and each director whose term of office will continue after the Annual Meeting. Additional information is set forth below regarding the specific experience, qualifications, attributes or skills of each member of the Board of Directors that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

Nominees for Election for Terms Expiring at the 2015 Annual Meeting:

Anne E. Bélec	Director since 2008

Chief Executive Officer of Mosaic Group, LLC, a business and brand strategy consulting group, from 2009 to 2010 and since 2011; Vice President — Chief Marketing Officer of Navistar, Inc., a manufacturer of commercial and military vehicles, parts and accessories, from 2010 to 2011; Director of Global Marketing of Ford Motor Company, 2008 to 2009; employed by Volvo Car Corporation and its affiliates from 2003 to 2008, most recently as President and Chief Executive Officer of Volvo Cars of North America; member of Marketing 50, an organization for marketing executives, and Chicago’s Chief Marketing Officers’ Roundtable, since 2010; director of Industrial Alliance Group; age 49.

As the Chief Executive Officer of a business and brand strategy consulting group and a former Vice President — Chief Marketing Officer of an international manufacturer of commercial and military vehicles, parts and accessories, Ms. Bélec brings broad experience to our Board regarding marketing, brand development and distribution. Additionally, her prior experience as the Chief Executive Officer of an automotive business unit’s operations enables her to provide financial, human resources and consumer research advice and guidance to our Company’s management and Board.

Manuel A. Fernandez	Director since 1997

Non-executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, since 2009; Chairman Emeritus of Gartner, Inc., an information technology company, since 1999; Managing Director of SI Ventures, LLC, a venture capital partnership, since 1998; Chairman, President and Chief Executive Officer of Gartner, Inc., 1991 to 1999; director of Flowers Foods, Inc. and Sysco Corporation. Previously served as Chairman of the University of Florida Board of Trustees and director of Stanley Black & Decker, Inc.; age 65.

As the Non-executive Chairman of a foodservice products company and the Managing Director of a venture capital partnership, Mr. Fernandez brings significant experience and knowledge to our Board regarding strategic planning, acquisitions, corporate governance and human resources. Mr. Fernandez’s extensive experience in information technology, including his role as Chairman and Chief Executive Officer of a leading information technology company, as well as with a variety of businesses with strong commercial product offerings, allows him to provide invaluable advice and guidance to our Company’s management and Board regarding technology strategy and distribution.

J. Steven Whisler	Director since 2007

Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, 2000 to 2007; employed by Phelps Dodge Corporation in a number of positions since 1976, including President and Chief Operating Officer; director of International Paper Company and CSX Corporation. Previously served as director of Burlington Northern Santa Fe Corporation, U.S. Airways Group Inc. and Aleris International; age 57.

As the former Chairman and Chief Executive Officer of a mining and manufacturing company with operations on several continents, Mr. Whisler has extensive experience with international business operations and regulatory compliance matters. Additionally, Mr. Whisler’s background enables him to provide strategic advice and guidance to our Company’s management and Board regarding financial, human resources and risk oversight matters.

Your Board of Directors recommends a vote FOR the election of the nominees named above.

Directors Continuing in Office until the 2014 Annual Meeting:

Cambria W. Dunaway	Director since 2006

U.S. President and Global Chief Marketing Officer of KidZania, Inc., a global operator of interactive, educational family entertainment centers, since October 2010; Executive Vice President, Sales and Marketing of Nintendo of America, a maker of video game hardware and software, 2007 to 2010; Chief Marketing Officer of Yahoo! Inc., a global Internet destination, 2003 to 2007; Vice President of Kids & Teens Brands for Frito Lay North America, a division of PepsiCo, Inc., 2000 to 2003; Board member of the International Museum of Women; age 49.

As the U.S. President and Global Chief Marketing Officer of a company with international retail operations, Ms. Dunaway brings significant experience and knowledge to our Board in the areas of retail strategy, sales, marketing, consumer and market research and business development. Additionally, Ms. Dunaway’s demonstrated leadership in businesses with strong consumer appeal, and her prior experience in the technology industries, allows her to provide advice to our management and Board regarding the effective use of technology in regard to marketing initiatives, as well as corporate governance matters.

Dustan E. McCoy	Director since 2005

Chairman and Chief Executive Officer of Brunswick Corporation since 2005; Vice President of Brunswick and President of Brunswick Boat Group, 2000 to 2005; Vice President, General Counsel and Corporate Secretary of Brunswick, 1999 to 2000; Executive Vice President of Witco Corporation, a specialty chemicals company, January to September 1999; Senior Vice President, General Counsel and Corporate Secretary of Witco Corporation, 1996 to 1998; director of Freeport-McMoRan Copper & Gold Inc. and Louisiana-Pacific Corporation; Chairman, Eastern Kentucky University Foundation Board; age 62.

As the Chairman and Chief Executive Officer of Brunswick Corporation, Mr. McCoy has extensive knowledge of the Company and its business segments. Mr. McCoy’s day-to-day leadership role provides him with intimate knowledge of our business and our industry and allows him to communicate effectively about our Company’s operations and business strategy with our Board.

Ralph C. Stayer	Director since 2002

Chairman, President and Chief Executive Officer of Johnsonville Sausage, LLC, a maker of sausage products, since 1978; Founder of Leadership Dynamics, a consulting firm; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 68.

As the Chairman, President and Chief Executive Officer of a successful consumer-focused private enterprise, Mr. Stayer brings extensive management experience to the Board in the areas of effective competition, production, distribution and financial matters. Additionally, Mr. Stayer’s writing, teaching and consulting work relating to organizational development and leadership enable him to provide our Company’s management and Board with advice and guidance in relation to strategic, organizational and individual development.

Directors Continuing in Office until the 2013 Annual Meeting:

Nolan D. Archibald	Director since 1995

Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, since 2010; President and Chief Executive Officer of The Black & Decker Corporation, 1986 to 2010; recipient of the American Marketing Association’s Edison Achievement Award; director of Huntsman Corporation and Lockheed Martin Corporation; age 68.

As the current Executive Chairman and former Chief Executive Officer of a global consumer and commercial products company, with more than 20 years of experience in those roles, Mr. Archibald brings significant experience and knowledge to our Board in the areas of business management, strategic planning and international business operations. Mr. Archibald is also well suited to provide advice and guidance to our Company’s management and Board in regard to a wide variety of financial issues.

Jeffrey L. Bleustein	Director since 1997

Retired; Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, 1998 to 2009; Chief Executive Officer of Harley-Davidson, Inc., 1997 to 2005; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President’s Council on the 21st Century Workforce; director of Kohler Co.; age 72.

As the former Chairman and Chief Executive Officer of a leading high-end recreation products business, Mr. Bleustein’s extensive career experience and varied leadership roles allow him to provide invaluable advice and guidance to our Company’s management and Board in the areas of product development, brand management and distribution. Additionally, Mr. Bleustein’s background enables him to provide valuable insight in connection with corporate governance matters, compliance and risk oversight responsibilities.

Graham H. Phillips	Director since 2002

Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 73.

As the former Chairman and Chief Executive Officer of two companies engaged in global communications and marketing, Mr. Phillips’ background and leadership experience enable him to provide advice and insight to our Company’s management and Board regarding marketing and public relations, as well as human resources matters. Mr. Phillips’ extensive background in public relations also makes him well positioned to offer guidance regarding retail demand and market and consumer research.

Lawrence A. Zimmerman	Director since 2006

Retired; Vice Chairman and Chief Financial Officer of Xerox Corporation, a global document technology and services company, 2009 to 2011; previously served as Chief Financial Officer of Xerox Corporation, 2002 to 2009; Vice President, Finance and Planning, Server and Technology division of International Business Machines Corporation, 1996 to 1998; Vice President, Finance, Europe, Middle East and Africa operations of International Business Machines Corporation, 1994 to 1996; Corporate Controller, International Business Machines Corporation, 1991 to 1994; director of Delphi Automotive, LLP; age 69.

As the former Vice Chairman and Chief Financial Officer of an international document management company, Mr. Zimmerman brings significant knowledge to the Board in the areas of finance, accounting and risk oversight. Mr. Zimmerman’s broad experience as a financial executive includes strategic planning and leading restructuring and cost reduction efforts.

CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the “Principles”) to assist it in the performance of its duties and the exercise of its responsibilities. The Principles are available on Brunswick’s Web site, www.brunswick.com/company/governance/principlespractices.php, or in print upon request by any Brunswick shareholder. The Principles set the framework for Brunswick’s governance structure. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

As set forth in the Principles, the Board’s responsibilities include overseeing and directing the Company’s management in building long-term value for shareholders. The Chief Executive Officer and the Company’s senior management team are responsible for managing Brunswick’s day-to-day business operations and for presenting regular updates to the Board about the Company’s business. The Board offers the Chief Executive Officer and management constructive advice and counsel and may, at its sole discretion and at the Company’s expense, obtain advice and counsel from independent legal, financial, accounting and other advisors.

The Board of Directors met five times during 2011. Each director attended all of the Board meetings and all meetings of Committees of which they were members during the applicable period of 2011. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders. All members of the Board, except one, attended the 2011 Annual Meeting of Shareholders.

The non-management directors regularly meet in executive session without members of management present. The Lead Independent Director, Manuel A. Fernandez, acts as the Board’s leader when it meets in executive session or when the Chairman and Chief Executive Officer is unable to lead the Board’s deliberations. Additionally, the Lead Independent Director serves as a liaison between management and the Board and is responsible for consulting with the Chairman and Chief Executive Officer regarding Board and Committee meeting agendas and Board governance matters.

Brunswick Ethics Program

In 2000, Brunswick adopted a formal Code of Ethics, Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the “Guide”). The Guide applies to all employees, officers and directors of the Company, and includes standards and procedures for reporting and addressing potential conflicts of interest, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. The Board has adopted an additional Code of Ethics for Senior Financial Officers and Managers (the “Financial Officer Code of Ethics”). The Financial Officer Code of Ethics applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, Vice President — Treasurer, Vice President — Tax, Vice President — Internal Audit, Vice President — Controller, and other Brunswick employees designated by the Board, and sets forth standards to which these officers and employees are to adhere in areas such as conflicts of interest, disclosure of information and compliance with laws, rules and regulations. The Financial Officer Code of Ethics supplements the Guide. These policies are overseen and administered by the Nominating and Corporate Governance Committee and the Company’s Ethics Office. The Guide is available at www.brunswick.com/company/ethics/ethicsguide.php and the Financial Officer Code of Ethics is available at www.brunswick.com/company/governance/codeofethics.php, and both may be obtained in print upon request by any

Brunswick shareholder. If Brunswick grants a waiver of the policies set forth in the Guide or the Financial Officer Code of Ethics, it will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its Web site at www.brunswick.com.

Shareholder Communications with the Board

The Principles provide that Brunswick shareholders or other interested parties may, at any time, communicate in writing with the Board, the Lead Independent Director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com). Copies of written communications received by any of these means will be reviewed by the General Counsel and distributed to the Board, the Lead Independent Director or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), will not be forwarded to the Board, the Lead Independent Director or the non-management directors.

Director Independence, Compensation Committee Interlocks and Insider Participation

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles provide that a director shall be considered to be independent if he or she satisfies the general director independence standards established by the New York Stock Exchange (the “NYSE”). The NYSE standards provide that a director will not be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brunswick). In addition, the NYSE standards provide that a director is not independent if:

•

The director is, or within the prior three years has been, an employee of Brunswick, or a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick;

•

The director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $120,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

•	Certain specified relationships exist between the director, a member of the director’s immediate family, and a firm that serves or has served as Brunswick’s internal or external auditor;

•	The director is a partner or employee of a firm that is Brunswick’s internal or external auditor;

•	A member of the director’s immediate family is a partner of a firm that is Brunswick’s internal or external auditor, or is an employee of such a firm and personally works on Brunswick’s audit;

•

The director or an immediate family member was within the last three years a partner or employee of a firm that is or was Brunswick’s internal or external auditor and personally worked on Brunswick’s audit during that time;

•

The director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s current executive officers serve or served on that business organization’s compensation committee; or

•

The director is an employee of, or a member of the director’s immediate family is a director or an executive officer of, a business organization that has made payments to, or received payments from, Brunswick for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues.

Applying the NYSE standards described above, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the non-management directors has a material relationship with Brunswick and that all non-management directors, comprised of Mr. Archibald, Ms. Bélec, Mr. Bleustein, Ms. Dunaway, Mr. Fernandez, Mr. Phillips, Mr. Stayer, Mr. Whisler and Mr. Zimmerman, are independent.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is tasked with the recommendation and review of all corporate governance principles, policies and programs designed to ensure the Company’s compliance with high ethical standards and with applicable legal and regulatory requirements, including those relating to conflicts of interest and other business practices that reflect upon the Company’s role as a responsible corporate citizen. The Nominating and Corporate Governance Committee oversees the implementation of Making the Right Choice: The Brunswick Guide to Conduct in the Workplace, which contains Brunswick’s Conflicts of Interest Policy. The Nominating and Corporate Governance Committee reports on these compliance matters to the Board of Directors, which is the body responsible for overseeing the Company’s ethical and legal compliance, including information involving transactions with “related persons.”

The Company’s policy regarding related person transactions (the “Related Person Transactions Policy”) defines “related persons” to include all directors and executive officers of the Company, all beneficial owners of more than 5 percent of any class of voting securities of the Company, and the immediate family members of any such persons. On a regular basis, the Company requests that its directors and executive officers complete a questionnaire including questions designed to identify any potential related person transactions. According to the Related Person Transactions Policy, a related person transaction includes any transaction valued at over $120,000 in which the Company is a participant and in which a related person has or will have a direct or material interest, including any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships. Certain transactions are excluded from this Related Person Transactions Policy.

If a related person transaction would be required to be disclosed, the Related Person Transactions Policy requires that the transaction be submitted to the Company’s Nominating and Corporate Governance Committee for approval or ratification. If the Nominating and Corporate Governance Committee determines that the transaction should be considered by the Board of Directors, it will be submitted for consideration by all disinterested members of the Board (the “Reviewing Directors”). In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee and/or the Reviewing Directors will consider all factors that are relevant to the transaction, including:

•	The size of the transaction and the amount payable to a related person;

•	The nature of the interest of the related person in the transaction;

•	Whether the transaction may involve a conflict of interest; and

•

Whether the transaction involves the provision of goods or services to the Company that are also available from unaffiliated third parties and, if so, whether the terms of the transaction are at least as favorable to the Company as would be available in comparable transactions with unaffiliated third parties.

The Company’s Related Person Transactions Policy was formally codified in a written document in July 2010. In 2011, no transaction was identified as a related person transaction and, therefore, no reported transaction was referred to the Board or any Committee of the Board for review.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. The Company does not have a formal policy with respect to diversity as a consideration in the identification of nominees for the Board of Directors. However, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board reflect different viewpoints and, therefore, as set forth in the Principles, additional consideration is given to achieving an overall diversity of perspectives, backgrounds and experiences in Board membership. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it with identifying qualified candidates that meet the needs of the Board at that time.

The Nominating and Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Court, Lake Forest, Illinois 60045; Attention: Corporate Secretary’s Office (fax: 847.735.4433; e-mail corporate.secretary@ brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder believes the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders that it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the Company’s By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the By-laws.

Board Leadership Structure

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of its shareholders because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Independent Director, a substantial majority of independent directors, and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

Additionally, the Board believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well positioned to help the Board focus on those issues of greatest importance to the Company and its shareholders and to assist the Board with identifying Brunswick’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well suited to bring Company-specific experience and industry expertise to these discussions.

Board Committees

The Board of Directors has six committees: Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance, Qualified Legal Compliance and Executive. Each Committee is comprised solely of independent directors, as that standard is determined in the Principles and in the NYSE Listed Company Manual, with the exception of the Executive Committee, of which Mr. McCoy is a member. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The following table shows the current membership of these Committees:

Name	Audit		Finance		Human Resources and Compensation	Nominating and Corporate Governance	Qualified Legal Compliance		Executive
Nolan D. Archibald			X	*					X
Anne E. Bélec	X				X
Jeffrey L. Bleustein						X *	X	*	X
Cambria W. Dunaway						X	X
Manuel A. Fernandez					X				X
Dustan E. McCoy									X
Graham H. Phillips					X *				X
Ralph C. Stayer			X
J. Steven Whisler	X				X
Lawrence A. Zimmerman	X	*					X		X

*	Committee Chair

The principal responsibilities of each of these Committees are described generally below and in detail in their respective Committee Charters, which are available at www.brunswick.com/company/governance/committees.html, or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Mr. Zimmerman (Chair), Ms. Bélec and Mr. Whisler. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is used in the NYSE listing standards, and that Mr. Zimmerman is an “audit committee financial expert,” as such term is defined by the rules of the SEC.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its independent registered public accounting firm, its system of internal controls and the integrity of its financial information and disclosures. The Committee reviews certain regulatory and compliance matters, policies regarding risk assessment and risk management and corporate tax strategy. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the Company’s independent registered public accounting firm, its internal auditors and management.

The Audit Committee met ten times during 2011.

Finance Committee

Members of the Finance Committee are Mr. Archibald (Chair) and Mr. Stayer. The Finance Committee assists the Board in overseeing Brunswick’s financial performance, financial structure, including debt structure, financial policies and procedures, capital expenditures and capital expenditure budgets. The Committee also reviews proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, insurance coverage and related matters, as well as the funding and performance of Brunswick’s pension plans.

The Finance Committee met five times during 2011.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee (the “Compensation Committee”) are Mr. Phillips (Chair), Ms. Bélec, Mr. Fernandez and Mr. Whisler. The Compensation Committee’s authority includes, among other duties, the following responsibilities:

•

Annually review and approve goals and objectives for Brunswick’s senior executives; together with the Chief Executive Officer, evaluate the performance of senior executives in light of these criteria; and oversee management development and succession planning;

•

Annually review and make recommendations to the Board of Directors about the compensation (including salary, annual incentive and other cash compensation) of the Chief Executive Officer and, together with the Nominating and Corporate Governance Committee, oversee the annual review of the performance of the Chief Executive Officer;

•

Approve equity awards to the Chief Executive Officer and compensation (including salary, annual incentive, stock options and other equity-based and other incentive compensation) to be paid to other senior executives, and authorize senior executives to approve awards to employees who are not senior executives based on criteria established by the Compensation Committee; and

•	Oversee the development of a compensation philosophy for the Company that is consistent with its long-term strategic goals and does not encourage unnecessary risk-taking.

The Committee meets in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise required. Meetings are regularly attended by the Chairman and Chief Executive Officer, as well as the Vice President and Chief Human Resources Officer. At each meeting, the Committee meets in executive session.

The Chairman and Chief Executive Officer is responsible for establishing strategies to achieve the Company’s objectives. To ensure that executive compensation is consistent with those objectives, the Chairman and Chief Executive Officer is responsible for making recommendations to the Committee regarding the following: compensation goals and principles; the peer group of companies to be used to determine compensation ranges; selection of performance targets for incentive plans, with input from other senior executives; performance rating and compensation actions to be taken; and salary increases, incentive awards and equity grants for senior executives.

The Compensation Committee delegates to the Chairman and Chief Executive Officer responsibility for developing incentive funding formulas for Brunswick divisions, and for conducting performance evaluations, talent development and succession planning for senior executives. The Committee delegates to Brunswick’s senior executives authority to allocate equity awards to employees who are not senior executives based on criteria established by the Committee, and to Brunswick’s Human Resources Department responsibility to oversee policies for the administration of compensation and benefit plans.

The Compensation Committee continues to engage Frederic W. Cook & Co., Inc. to provide advice on various aspects of Brunswick’s executive compensation programs. The Committee meets with the consultants in executive session on a regular basis and the consultants report directly to the Committee.

The Compensation Committee met six times during 2011.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Bleustein (Chair) and Ms. Dunaway. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s adherence to high corporate governance and ethical standards and compliance with all applicable legal and regulatory requirements. Together with the Compensation Committee, it oversees the annual review of the Chairman and Chief Executive Officer’s performance. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership, including the development of guidelines to ensure appropriate diversity of perspective, background and experience in Board membership.

The Nominating and Corporate Governance Committee of the Board of Directors has responsibility for making recommendations regarding director compensation design to the Board of Directors for review and action. Brunswick’s Human Resources Department and the Company’s outside consultants provide the Nominating and Corporate Governance Committee with director compensation data as reported in proxy statements, including data relating to peer group and other similarly-sized companies, as well as data from published surveys.

The Nominating and Corporate Governance Committee met six times during 2011.

Qualified Legal Compliance Committee

Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chair), Ms. Dunaway and Mr. Zimmerman. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. During 2011, no reports were made to the Qualified Legal Compliance Committee and, therefore, it did not meet.

Executive Committee

In addition to its standing Committees, the Board of Directors has an Executive Committee, comprised of the Chairman of the Board, the Lead Independent Director and the Chairs of the Audit Committee, Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee meets from time to time at the request of the Chairman of the Board. The Executive Committee did not meet during 2011.

Risk Management

The Board of Directors has an active role in overseeing effective management of the Company’s risks and regularly reviews information regarding the Company’s credit, liquidity, cash flow and business operations, including any associated risks. The Board conducts an annual, in-depth review of the Company’s business, which includes detailed analysis and consideration of strategic, operational, financial, competitive, compliance and compensation risk areas. Although the Board as a whole has responsibility for risk oversight, each Board Committee addresses relevant risk topics as part of its Committee responsibilities. The Committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy.

Historically, in an ongoing effort to manage risk, Brunswick has maintained a level of financial prudence associated with its compensation programs, which it plans to continue. In assessing whether risks arising from Brunswick’s compensation programs or policies were reasonably likely to have a material adverse effect on the Company, senior management reviewed the Company’s compensation programs and practices for all employees, the potential risk exposure presented by those programs and practices, and the factors, tools and processes that mitigate those risks. As part of its review, management considered the compensation arrangements currently in place for our employees and officers, and following this review, management determined that none of Brunswick’s compensation programs or policies creates risks that are reasonably likely to have a material adverse effect on the Company.

Management then presents a summary of its review to the Company’s Compensation Committee for discussion. The summary listed each compensation program and policy applicable to the various groups of Brunswick employees and officers, the potential risks presented by that program or policy and the risk mitigation tools or processes employed by the Company to mitigate the related risks.

The compensation programs and policies covered by the summary included payments in the forms of base salaries, annual incentive compensation and equity-based awards. The risk mitigation tools covered by the summary included the following: (1) the plans were capped at maximum payout levels that, while creating incentives for superior business performance, were not so great as to entice undue risk-taking; (2) the performance metrics to achieve above-target payouts under the plans were not unduly leveraged (that is, small increments of above-target performance would not result in disproportionate increases in calculated plan bonus amounts); and (3) the plans contain negative discretion provisions that can be (and have been) exercised to reduce or eliminate calculated payout results. This mechanism places final control of plan payouts with the Company’s Board of Directors.

In addition to senior management’s review, members of Brunswick’s Human Resources Department conduct an annual assessment of all executive and non-executive incentive plans to ensure that they are aligned with the Company’s strategic business objectives. In 2011, in addition to its standard review process, Brunswick’s Human Resources representatives conducted a full review of the potential risks associated with the Company’s incentive plans and engaged in the following analysis:

•	Identify the metrics governing each incentive-based compensation program;

•	Assess the performance metrics of the incentive programs to ensure that they are consistent with the Company’s short-term and long-term goals;

•	Review the potential range of payouts pursuant to the plans to confirm that payouts are reasonable in relation to the economic gain associated with achievement of the metrics;

•	Ensure that the plans establish maximum payout amounts, or caps, for the calculation of payments, as appropriate; and

•	Verify that the Company’s management team and/or the Board of Directors retain the right to modify, suspend and/or terminate the plans and corresponding payouts without prior notice.

The Human Resources representatives considered all of the foregoing information, specifically assessing each of the Company’s incentive plans to identify any provisions that might cause employees to act in a manner that would create risks that are reasonably likely to have a material adverse effect on the Company. No such provisions were identified.

In addition, the Compensation Committee engages in a comprehensive annual review of the Brunswick Performance Plan (“BPP”), the Company’s primary annual incentive plan, and its performance measures. The Compensation Committee assesses the BPP in conjunction with the Company’s overall strategic business objectives, as well as its forecast and budget. In 2011, the Committee also assessed each of the Company’s compensation programs, ensuring that they were consistent with and aligned with Brunswick’s short- and long-term business objectives. The Compensation Committee reviewed the 2011 BPP and determined that its plan design would effectively encourage employees to engage in appropriate and responsible behavior without unnecessary risk-taking that could have a negative impact on the Company. In addition, the BPP contains a negative discretion clause that expressly empowers the Compensation Committee to limit or reduce the BPP payout under the BPP’s formula, based on extenuating circumstances and business outlook.

The majority of Brunswick’s non-executive incentive plans adopt the BPP’s performance metrics, ensuring that the plans encourage and reward appropriate behavior throughout the organization. For those few incentive plans at the division level that do not mirror the BPP, Brunswick management performs a similar analysis of the plans on an annual basis in order to identify and remediate any potential negative behaviors that might result.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS

Each director and nominee for director, each executive officer listed in the Summary Compensation Table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 5, 2012		Percent of Class
Nolan D. Archibald	63,634	(1)	*
Anne E. Bélec	29,484	(1)	*
Jeffrey L. Bleustein	75,326	(1)	*
Cambria W. Dunaway	33,834	(1)	*
Manuel A. Fernandez	74,558	(1)	*
Graham H. Phillips	49,897	(1)	*
Ralph C. Stayer	105,005	(1)	*
J. Steven Whisler	33,068	(1)	*
Lawrence A. Zimmerman	56,756	(1)	*
Dustan E. McCoy	1,861,156	(2)	2.1%
Peter B. Hamilton	320,287	(2)	*
Andrew E. Graves	198,258	(2)	*
Mark D. Schwabero	193,719	(2)	*
B. Russell Lockridge	243,891	(2)	*

All directors and executive officers as a group	3,935,671	(1,2)	4.4%

*	Less than 1 percent

(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Mr. Archibald 58,929 shares, Ms. Bélec 770 shares, Mr. Bleustein 29,110 shares, Ms. Dunaway 2,626 shares, Mr. Fernandez 63,822 shares, Mr. Phillips 46,897 shares, Mr. Stayer 15,171 shares, Mr. Whisler 26,000 shares and Mr. Zimmerman 56,756 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 5, 2012: Messrs. Archibald 3,000 shares, Bleustein 3,000 shares, Fernandez 3,000 shares, Phillips 3,000 shares and Stayer 9,180 shares.

Excludes 43,640 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

None of these shares has been pledged as security.

(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 5, 2012: Messrs. McCoy 1,780,900 shares, Hamilton 221,750 shares, Schwabero 182,350 shares, Graves 188,950 shares, Lockridge 211,050 shares, and all executive officers as a group 3,134,875 shares.

Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2011: Mr. McCoy 101 shares, and all executive officers as a group 3,041 shares.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Mr. McCoy 63,379 shares, Mr. Schwabero 569 shares, and all executive officers as a group 66,290 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

None of these shares has been pledged as security.

Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick’s outstanding Common Stock are:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2011		Percent of Class

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	10,796,309	(1)	12.12%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	7,268,590	(2)	8.16%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,487,456	(3)	7.28%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,649,410	(4)	5.21%

FMR LLC and certain of its affiliates 82 Devonshire Street Boston, MA 02109	4,543,580	(5)	5.10%

(1)	This information is based solely upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2012. Wellington has shared voting power over 8,154,774 shares and shared dispositive power over 10,796,309 shares or 12.12% of the Common Stock outstanding at December 31, 2011.

(2)	This information is based solely upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on February 13, 2012. T. Rowe Price has sole voting power over 769,490 shares and sole dispositive power over 7,268,590 shares or 8.16% of the Common Stock outstanding at December 31, 2011.

(3)	This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012. BlackRock has sole dispositive and voting power over 6,487,456 shares or 7.28% of the Common Stock outstanding as of December 31, 2011.

(4)	This information is based solely upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2012. Vanguard has sole dispositive and voting power over 4,526,814 shares and shared dispositive power over 4,649,410 shares or 5.21% of the Common Stock outstanding as of December 31, 2011.

(5)	This information is based solely upon a Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 14, 2012. The FMR reporting entities are Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR that is the beneficial owner of 4,543,580 shares or 5.10% of the Common Stock outstanding at December 31, 2011; and Edward C. Johnson 3d and members of his family. FMR has sole dispositive power over 4,543,580 shares or 5.10% of the Common Stock outstanding at December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Brunswick’s overall executive compensation policies and practices and specifically analyzes the total compensation for the named executive officers (“NEOs”).

Executive Summary

In 2011, despite global economic challenges and a relatively flat marine market, Brunswick increased its revenues and improved its earnings, while positioning itself to take advantage of market opportunities as they evolve and solidifying its leadership position in the marine, fitness and bowling and billiards industries, by:

•	Generating positive free cash flow;

•	Demonstrating outstanding operating leverage; and

•	Performing better than the markets in which it competes.

Actions taken in support of the Company’s strategic objectives in 2011 include:

Generating Positive Free Cash Flow:

•	Ended the year with $507.8 million of cash and marketable securities;

•

Cash flows from operations totaled $89.1 million during 2011, supported by improved operating results, partially offset by cash used for changes in certain current assets and current liabilities and $79.6 million of contributions to the Company’s defined benefit pension plans; and

•	Selectively increased capital expenditures for profit-maintaining investments.

Demonstrating Outstanding Operating Leverage:

•	Reported operating earnings of $192.4 million in 2011 compared with operating earnings of $16.3 million in 2010 and operating losses of $570.5 million in 2009;

•	Reported restructuring, exit and impairment charges of $22.7 million, $62.3 million and $172.5 million in 2011, 2010 and 2009, respectively;

•	Operating leverage, defined as the change in operating earnings (loss) divided by the change in Net sales, was 51 percent on a sales increase of 10 percent; and

•

Operating earnings, excluding restructuring, exit and impairment charges were $215.1 million and $78.6 million in 2011 and 2010, respectively. This increase of $136.5 million was realized on an increase in sales of $344.7 million in 2011.

Performing Better than the Markets in Which it Competes:

•

Sales improved $344.7 million or 10 percent during 2011. The Company experienced an increase in sales at each of its operating segments. The Marine Engine, Boat, Fitness and Bowling & Billiards segments reported sales increases of 10 percent, 11 percent, 17 percent and 1 percent, respectively; and

•	Improved market share across all segments.

Brunswick’s compensation plans are intended to support its strategic focus. Specifically in 2011, the Company modified its annual incentive plan to include performance measures tied to both earnings and free cash flow as well as encourage division-specific performance by incorporating division earnings results as a performance measure. The inclusion of a division-specific performance measure reflects a change from 2009 and 2010 when the sole performance measures were company-wide cash on hand and free cash flow, respectively. By including earnings metrics in the 2011 program, the Company is seeking to incentivize efforts to achieve positive earnings and leverage results.

At its 2011 shareholder meeting, the Company received shareholder approval on its “say on pay” proposal (84.4% of votes cast for the proposal). Although management was pleased with the overwhelming support of its pay practices, the decision to issue performance-based equity awards was made in 2012 to reinforce the Company’s pay for performance philosophy and to align management compensation with shareholder interests.

Over the course of the past several years, the Company has made several changes to its compensation programs to better align with shareholder interest and good corporate governance. Changes include eliminating tax gross-up on change-in-control (“CIC”) payments and lowering the CIC severance multiple for prospective officers, eliminating tax gross-up payments on the value of perquisites offered, strengthening the officer and director share ownership guidelines and implementing more performance-based compensation. Some of these changes, as well as others, are highlighted in more detail below.

Key Compensation Decisions in 2011

Annual Incentive Plan

For 2011, the Company designed the Brunswick Performance Plan (“BPP”) to reward division performance, while still keeping a portion of the award tied to overall Brunswick results. Specifically, the 2011 BPP contained performance measures attributable to each of the four business groups in addition to corporate earnings per share and free cash flow.

Actual performance in 2011 exceeded the performance targets set for the 2011 BPP, and aggregate awards under the plan were paid at 149% of target opportunity.

Long-Term Incentives

In 2011, the Company maintained its use of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). In addition, the decision was made to grant performance-based equity in the form of performance shares (“Performance Shares”) to certain key officers of the Company, including each of the NEOs, effective with the 2012 annual equity grant. The Company believes these Performance Shares strengthen the Company’s pay-for-performance philosophy and align management’s goals with the Company’s key strategic initiatives.

Competitive Positioning

In 2011, the Company completed an analysis of competitive compensation benchmarking for its senior management positions, including each of the NEOs. For the CEO, the results indicate that, when compared to the Compensation Committee-approved peer group, Mr. McCoy’s base salary was below the median, while target total direct compensation (defined as base salary plus annual bonus opportunity plus long-term incentive opportunity) was slightly above the median. For the remaining NEOs, on average, base salary was slightly above the median while target total direct compensation was slightly below the median. Overall, these results indicate that Brunswick’s target compensation is generally in line with its stated compensation philosophy to target compensation at the median of competitive practice.

Officer Stock Ownership Guidelines

Effective January 1, 2011, the Company implemented its modified share ownership guidelines for officers. These new guidelines calculate minimum ownership levels as a multiple of the officers’ base salary and require retention of a significant portion of future equity awards if the officers do not meet the guidelines. These guidelines are in line with competitive practice and to-date all participants are in compliance with the stated guidelines.

All of these key compensation decisions are meant to communicate and reinforce the Company’s commitment to sound pay practices and competitive compensation practices. In addition, these compensation decisions reinforce our pay-for-performance philosophy and provide a solid framework for delivering compensation that not only rewards the participants, but also drives value for our shareholders.

Overall Philosophy and Objectives of

Our Executive Compensation Programs

The overall objective of Brunswick’s compensation programs for its NEOs and other senior executives is to encourage and reward the creation of sustainable, long-term shareholder value. Specifically, the Company has identified the following objectives to help realize this goal:

•	Alignment with Shareholders’ Interests — Reward performance in a given year and achievements over a sustained period that are aligned with the interests of our shareholders;

•	Motivate Achievement of Financial and Strategic Goals — Ensure that compensation structure reinforces achievement of business objectives and execution of Brunswick’s overall strategy;

•	Remain Competitive — Attract, retain and motivate the talent required to ensure Brunswick’s continued success; and

•	Reward Superior Performance — Reinforce Brunswick’s pay-for-performance culture.

Compensation Design Principles

In support of the objectives identified above, the framework of Brunswick’s executive compensation programs incorporates the following compensation design principles:

Focus on the Creation of Long-Term Shareholder Value

Brunswick’s senior executives are responsible for achieving long-term strategic goals. Accordingly, compensation is weighted towards rewarding long-term value creation for shareholders. For Mr. McCoy, approximately 62 percent of targeted total compensation is based on long-term performance, and for our other NEOs, it is approximately 35 percent. For Mr. McCoy, approximately 23 percent of targeted total compensation is based on annual performance against established performance criteria, and for our other NEOs it is approximately 33 percent. The balance consists of base salary (15 percent for Mr. McCoy and 32 percent for NEOs).

Our emphasis on long-term shareholder value creation is best illustrated in the following chart, which shows the portion of total targeted compensation that is attributable to our long-term incentive compensation and the portion attributable to other key elements of our compensation programs. As shown in the chart, long-term incentive compensation accounts for the largest percentage of overall compensation when compared to base salary and annual incentives (bonus). In addition, as a result of the compensation structure, a majority of senior executive compensation is deemed “at risk”, with such amounts constituting approximately 85 percent of Mr. McCoy’s total compensation and approximately 68 percent of total compensation for our other NEOs.

Provide Incentives for Achievement of the Company’s Goals

In addition to achieving Brunswick’s long-term and strategic goals, the Company’s senior executives are charged with the responsibility for meeting the Company’s financial and operational goals. The Company’s senior executives are also responsible for managing Brunswick’s business operations in order to advance the Company’s overall business strategy. As a result, the Company has linked executive compensation to business performance by establishing measurable business metrics against which performance is measured, and which have been determined by the Board of Directors to be important to Brunswick’s key stakeholders.

The Company establishes variable compensation targets (including individual BPP targets) for NEOs and other employees, using peer median total direct compensation (base salary plus bonus plus long-term incentive) minus Brunswick base salary. This amount is then split between short-term and long-term incentives at a ratio that the Compensation Committee feels is appropriate for a company like Brunswick. In 2011, 34 percent of Mr. McCoy’s actual incentive compensation was comprised of short-term incentives and 66 percent was comprised of long-term incentives. For other NEOs, the ratio of short-term to long-term incentive compensation was 56 and 44 percent, respectively.

Incentive metrics are based on a combination of division and overall Brunswick results. All long-term incentives are based on Brunswick’s consolidated results.

Competitive Compensation

Brunswick recognizes that in order to attract and retain the level of talent that is essential to achieving its established objectives, it must maintain a competitive executive compensation program.

Brunswick assesses the competitiveness of executive compensation every two years using survey data purchased from Aon Hewitt. This survey data was used solely for the purpose of compiling compensation data regarding the peer group. The analysis was most recently completed in 2011 when Brunswick examined the executive compensation practices of a peer group of 18 publicly-traded companies with annual revenue levels comparable to Brunswick’s, in order to better assess the competitiveness of the Company’s total compensation and pay mix. All of the peer companies have manufacturing operations. Brunswick’s target pay mix and total compensation opportunities are designed to reflect the median of this peer group. The analysis confirmed that, on average, Brunswick’s total compensation (base salary, annual bonus and long-term incentives) for the senior management positions, including the NEOs, approximates the median of competitive practice. Criteria used to identify the peer group include:

•	Size: Companies with revenues that generally range from one-half to two times Brunswick’s total annual revenue.

•	Business Focus: Publicly-traded manufacturing companies.

•

Consistency: The peer group should be relatively stable. Companies historically have been eliminated if they did not participate in the Aon Hewitt survey, if they have been acquired, or if their revenue exceeds two times Brunswick’s revenue.

Brunswick’s current peer group consists of the following companies:

• BorgWarner • Briggs & Stratton • Cooper Industries • Crane	• Curtiss-Wright • Dana Holding • Flowserve Corp • Gardner Denver • Harley-Davidson	• Hasbro • Jarden Corp • Leggett & Platt • Mattel • Polaris Industries	• Snap-On Tools • SPX Corp • Tenneco • Timken

The changes in Brunswick’s peer group since the last analysis was performed include the addition of Dana Holding and Tenneco and the removal of Black & Decker (now Stanley Black & Decker), due to its merger with Stanley Works causing its combined revenue to exceed two times Brunswick’s revenue, and Fortune Brands, due to its corporate reorganization.

Brunswick is the largest publicly-traded company in the marine industry, with total revenues approximately 37 times those of the only other publicly-traded boat manufacturer (Marine Products) as of December 31, 2011. As a result, there are no direct competitors in the compensation peer group.

Internal Equity

Brunswick establishes similar compensation ranges for positions with similar characteristics and scopes of responsibility, including NEO positions, even if such ranges differ somewhat from comparable positions at companies in our peer group. Balancing competitiveness with internal equity helps support management development and movement of talent throughout Brunswick’s worldwide operations. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and division financial results. This effort also helps Brunswick promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

Reward Corporate, Division and Individual Performance

Recognizing corporate, division and individual performance in compensation helps reinforce the importance of working together and furthers Brunswick’s pay-for-performance philosophy. For 2011, Brunswick funded incentives for all participants based on the achievement of corporate and division performance goals and allocated incentives based on individual contributions. For those NEOs with division responsibility, incentives were focused on the financial performance of their divisions, but also included a significant portion tied to overall corporate results.

Managing Compensation in Cyclical Industries

Brunswick has a strong pay-for-performance culture and strives to establish consistent incentive performance targets and awards despite the cyclical nature of the industries in which it competes. Historically, the marine industry has been negatively affected early in economic downturns and has lagged behind other industries during periods of economic recovery. As a result, Brunswick has experienced significant swings in funding from one performance period to another, and aggregate annual incentive funding, as a percent of target from 2007 through 2011, ranged from a high of 149 percent of target to a low of 0 percent, with an average of 82 percent of target. For a given year, funding also can vary significantly between divisions and individuals based on performance.

What Is Rewarded?

Brunswick designs NEO compensation to reward achievement of budgeted financial results (e.g., EPS, EBIT and free cash flow), Brunswick stock price performance and individual performance.

Achievement of Targeted Results

2011 and 2012 — Earnings Per Share, Earnings Before Interest and Taxes and Free Cash Flow

For 2011, the Company established the BPP annual incentive formula to recognize and reward outstanding performance by its divisions. This design framework will be used in 2012, with one adjustment, as described in more detail below. Specifically, the BPP provides that funding is based on the achievement of corporate earnings per share (“EPS”) and corporate free cash flow (“FCF”) objectives, as well as division-specific earnings before interest and taxes (“EBIT”).

As shown in the chart below, corporate employees’ bonuses in 2011 and 2012 are weighted 50% on overall Brunswick performance (25% based on the EPS metric and 25% based on the free cash flow metric) and 50% on the EBIT performance of the divisions, with each division representing 12.5% of the total. Division participants are also weighted 50% on overall Brunswick performance (25% based on the EPS metric and 25% based on the free cash flow metric) and 50% on their respective division’s EBIT performance. Consequently, 75% of the incentives are based on an earnings metric while 25% are based on free cash flow. Earnings, specifically EPS, are widely tracked and reported by analysts and used as a measure to evaluate Brunswick’s performance. Free cash flow is important because it measures the Company’s cash generating results and enables the Company to reduce debt and fund investments in future profitable growth initiatives.

	Corporate Results		Division Results
Corporate Employees	25% EPS	25% FCF	Brunswick Boat Group Mercury Marine Life Fitness Brunswick Bowling & Billiards	12.5% EBIT 12.5% EBIT 12.5% EBIT 12.5% EBIT
Division Employees	25% EPS	25% FCF	50% EBIT of their division

New for 2012 is the implementation of a Performance Share award that rewards performance based on the achievement of a free cash flow and capital employed metric (Cash Flow Return on Investment). To avoid duplication of performance metrics under the Performance Share award and the 2012 annual BPP, for recipients of a Performance Share award (nine officers, including the NEOs), the free cash flow metric will be eliminated from the BPP and replaced with a greater emphasis on company-wide earnings performance.

Stock Price Appreciation

Stock price appreciation is a significant component of total shareholder return and thus shareholder value creation. Stock price appreciation affects the value of Brunswick’s equity grants, including SARs, RSUs, and Performance Shares.

Individual Performance

Individual performance is assessed via the Performance Management Process (“PMP”). The PMP was created to help employees better understand Brunswick and division-specific goals, and to define their role in achieving these goals. The Company believes that the PMP is an effective tool in assessing performance against individual goals.

Once Brunswick and division goals are established, salaried employees (including NEOs) set individual goals aligned with the Company’s strategic direction. Employees establish goals for specific initiatives, major responsibilities key to their positions and individual developmental requirements, and their managers identify specific core competencies that employees are expected to achieve. The Chief Executive Officer’s performance is jointly assessed by the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors with input from all members of the Board of Directors. Performance of other NEOs is assessed by the Chief Executive Officer with review by the Compensation Committee.

Individual performance affects base salary increases, annual incentives and equity grant decision-making. As part of the PMP process, managers have the ability to adjust all elements of compensation based on the individual’s attainment of annual goals and performance against critical competencies, which determines the content of the individual’s annual performance review and the overall PMP rating.

Compensation Elements

Brunswick structures its compensation to reflect the Company’s business objectives and compensation philosophy. The particular elements that comprise the Company’s compensation programs for senior executives are summarized below, along with an explanation of why Brunswick selected each compensation element, how the amount and formula are determined, and how decisions regarding that compensation element fit into the Company’s overall compensation objectives and programs.

Base Salary

Base salary is fixed compensation for Brunswick’s NEOs. It is designed to provide a minimum level of pay that reflects each executive’s position and scope of responsibility, leadership skills and individual performance, as demonstrated over time. When establishing an executive’s base salary, the Company also assesses the median pay level offered by the companies in its peer group for positions with similar responsibilities and business size. For a company in a cyclical business, such as Brunswick’s marine business, a competitive base salary is important for attracting and retaining the executives needed to lead the business.

Brunswick reviews salaries on an annual basis to ensure they are externally competitive, reflect individual performance and are internally equitable in relation to other Brunswick executives. The Company makes salary adjustments on a periodic basis in response to market pressures and to provide merit increases. Additionally, the base salary component serves as the foundation of executives’ total pay, as incentives and benefits are generally computed as a function of base salary, which allows the Company to link performance and pay. As illustrated by the following chart, the average merit increase of NEO salary from 2009-2011 was 2.6%.

	2009	2010	2011	Avg
McCoy	0.0%	0.0%	4.9%	1.6%
Hamilton	0.0%	0.0%	2.8%	0.9%
Graves	5.1%	4.9%	3.5%	4.5%
Schwabero	0.0%	0.0%	11.3%	3.8%
Lockridge	3.1%	0.0%	4.1%	2.4%
				2.6%

Annual Incentive Plan

Brunswick’s annual incentive plan, the BPP, is the primary compensation element used to measure performance against established business goals and reward accomplishments within a given year. In 2011, 235 individuals participated in the BPP, including each of the NEOs.

Brunswick sets the BPP target funding based on planned performance for the year, as approved by the Board of Directors. The Plan limits funding to no more than 200 percent of target funding with the Compensation Committee approving amounts within that range, based on its review of the Company’s performance against pre-established targets. Target funding is equal to salary paid in the year multiplied by the target percentage for each participant. For 2011, the percentage of salary targets under the BPP for NEOs ranged from 100 percent to 150 percent.

The Company determines individual awards using: overall funding as approved by the Compensation Committee; the individual’s pro rata portion of approved funding as adjusted for individual performance; and other factors deemed to be relevant. For 2011, management recommended, and the Compensation Committee approved, payouts of 149% of target opportunity. The performance measures required to support funding at 100% of target opportunity for all NEOs in 2011 were $3.0 million in free cash flow, defined as cash flows from operating and investing activities (excluding cash from or required for acquisitions, investments, transfers to restricted cash and purchases or sales of marketable securities), break even Earnings Per Share and the following EBIT target levels for the business units: Mercury: $145.8 million; Boat Group (excluding Hatteras): ($22.8) million; Life Fitness: $59.4 million; and Bowling & Billiards: $16.3 million.

The BPP plays an important role in the Company’s overall compensation structure, as it signals “what is important” and “what is expected” for the year from the standpoint of corporate, division and/or individual results. Additionally, the BPP serves to focus executives on achieving current objectives, which are deemed necessary to attain long-term goals, and it establishes appropriate performance and annual incentive relationships by rewarding divisions and individuals within those units for actual performance.

Long-Term Incentives

The cyclical nature of the marine industry affects the design of Brunswick’s long-term incentives. For example, the ability to set multi-year performance goals under a long-term incentive program is difficult, given external market pressures and volatility. Prior to 2010, SARs were identified as the sole award used to provide annual long-term incentive opportunities to better align the interests of management with those of shareholders. In 2010, however, Brunswick made an initial adjustment to its long-term incentive structure to reflect a composition of 80 percent SARs and 20 percent RSUs. Similarly, for the year 2011, Brunswick further adjusted the long-term incentive mix to 70 percent SARs and 30 percent RSUs. This progressive transition to incorporate RSUs into the Company’s long-term incentive program was designed to better align the Company’s incentive program with competitive pay practices and to reinforce an element of retention due to the three-year cliff vesting schedule for RSUs. To further reinforce the Company’s pay for performance philosophy and to align more closely with peer group prevalence, for 2012, the Company is introducing Performance Share awards for certain senior executives including the NEOs. The resulting mix of long term incentives for the Performance Share recipients will be one-third SARs, one-third RSUs and one-third Performance Shares. The progression from 2010 through 2012 of the Company’s mix of long-term incentives is shown on the graph below.

Stock-Settled Stock Appreciation Rights and Restricted Stock Units

In 2011, 160 individuals received awards of SARs and 59 individuals received RSU awards. Each of the NEOs received both SARs and RSUs. Brunswick believes that SARs and RSUs are an important component of its compensation structure because each award increases linkage to shareholders’ interests by rewarding stock price appreciation and tying wealth accumulation to performance. Additionally, SARs and RSUs help to reinforce team performance, encourage senior executives to focus on long-term performance and function as a retention incentive through the vesting period. Both SARs and RSUs are widely-used compensation elements, in part because they are more efficient than stock options, by reducing the number of issued shares and eliminating the need to arrange financing of the exercise price when exercising awards (in the case of SARs). The 2003 Stock Incentive Plan does not permit grant re-pricing.

Performance Shares

In order to strengthen the Company’s pay for performance philosophy and to better align with competitive practice, in 2012, the Company granted nine participants, including the NEOs, Performance Share awards. The Company historically has not granted Performance Shares, other than for awards to the CEO in 2006 and 2007 as well as a special one-time award in 2008 to select individuals, including each of the NEOs. The 2012 Performance Shares are earned based on achievement of Cash Flow Return on Investment (CFROI) targets over a 12-month period with an additional two year vesting period. Payout of 50% to 150% of the target Performance Share award opportunity is based solely on performance against the CFROI criteria with no payout below the 50% threshold. The final payout at the end of the three year period may be increased or decreased by 20% based on Brunswick’s three-year total shareholder return (TSR) performance against the TSR of certain companies in the Global Industry Classification Standard (GICS) “Leisure Products” sub-industry. Performance in the bottom quartile against the GICS comparator group reduces the Performance Share award payout by 20% and performance in the top quartile increases the Performance Share award payout by 20%. Performance between the 25th and 75th percentile of the GICS comparator group results in no modification of the award payout. The design of the 2012 Performance Share award has multiple benefits including focusing management on the success of key strategic initiatives via the CFROI metric, providing an element of retention via the additional two year holding period and strengthening the alignment with shareholder interests with the TSR modifier.

For SARs, RSUs and Performance Shares, grant size for NEOs is based on multiple factors:

•

Peer median total direct target compensation minus target cash compensation (base salary plus individual BPP target cash incentive targets). This determines the dollar value of the total equity grant target and is consistent with targeting median pay for consistently solid Company and individual performance.

•

Grant size represents a fixed dollar target that is established every two years when competitive peer compensation information is updated. The actual share award amounts for each NEO are determined using a Black-Scholes-Merton valuation for SARs, a Monte Carlo valuation for Performance Shares and the Company’s stock price on the date of the grant for RSUs.

Share Ownership Requirements

In order to ensure continual alignment with its shareholders, Brunswick maintains share ownership requirements for its officers. This share ownership policy calculates minimum required ownership levels as a multiple of the officer’s base salary.

The current share ownership requirements are as follows:

Tier	Management Level	Ownership Requirement

I	Chief Executive Officer	5.0 times salary

II	Large Group Presidents and Chief Financial Officer	3.0 times salary

III	Other Executive Officers	2.0 times salary

IV	Other Officers	1.0 times salary

Officers not meeting the ownership requirements will be required to retain shares having a value equal to 50 percent of the after-tax profit from their SARs, vested RSUs and Performance Shares. For purposes of calculating compliance with the requirements, “shares owned” include shares directly owned, shares owned by immediate family members residing in the same household, shares held in trust, share equivalents held in the Company’s tax-qualified defined contribution plans and deferred compensation plans, and RSUs. Unexercised stock options and SARs and outstanding Performance Shares do not count as “shares owned.” For those officers approaching retirement, ownership requirements will be reduced as follows: 80 percent of target for those age 63; 60 percent of target for those age 64; and 50 percent of target for those age 65 and above.

The Compensation Committee reviews compliance with these share ownership requirements on an annual basis, with all NEOs currently in compliance with the stated requirements.

Clawbacks

The Compensation Committee can require the repayment of all or a portion of previous BPP awards or gains from stock options or SARs exercised or RSUs distributed as deemed appropriate by the Compensation Committee in the event of misconduct that causes a restatement of financial results. In addition, in 2008, for those who have entered into Terms and Conditions of Employment with Brunswick, including each of the NEOs, the Compensation Committee expanded the types of payments recoverable by the Company in the event of a violation of the restrictive covenants set forth in the Terms and Conditions of Employment to include any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination.

Post-Employment Compensation

Post-employment compensation elements that are not currently offered to salaried employees in general are summarized below.

Supplemental Pension Plan

There are approximately 19 active employees with non-qualified defined benefit retirement benefits. Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension plan has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above Internal Revenue Service (“IRS”) qualified defined benefit plan limits receive the full amount of their intended pension benefits. The Company pays the difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits on a non-qualified tax basis and this amount is subject to the claims of creditors. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

Brunswick Restoration Plan

The Brunswick Restoration Plan has approximately 165 active participants, including all NEOs. The Restoration Plan ensures that employees with covered compensation or retirement plan contributions above IRS qualified defined contribution plan limits receive the full amount of their intended retirement benefits. If an employee elects to participate in the Restoration Plan, 401(k) contributions and Brunswick’s match of these contributions above the IRS limit are credited to this plan. In addition, Brunswick’s variable retirement contributions for eligible employees are automatically credited to their Restoration Plan accounts. This is a non-qualified plan and is subject to the claims of creditors.

The Restoration Plan provides a retirement benefit consistent with that of employees who are not affected by the IRS compensation and benefit limits.

The 2005 Elective Deferred Incentive Compensation Plan

There are approximately 18 active participants who maintain a balance within the 2005 Elective Deferred Incentive Compensation Plan. The 2005 Elective Deferred Incentive Compensation Plan provides eligible employees the opportunity to save in a tax-deferred manner. In 2008, the Company suspended participation in the plan. The Compensation Committee will continue to assess the competitive and regulatory landscape to determine if future enrollment in this plan is warranted.

The 2005 Automatic Deferred Compensation Plan

The 2005 Automatic Deferred Compensation Plan defers payment of certain compensation that would otherwise be non-tax-deductible to Brunswick by reason of Section 162(m) of the Internal Revenue Code (the “Code”) until six months after employment ends. The 2005 Automatic Deferred Compensation Plan preserves Brunswick’s ability to take a tax deduction for senior executives’ compensation. Deferred amounts that were earned and vested prior to December 31, 2004, are remitted to the executive at such time as they become tax-deductible by Brunswick. Senior executives are required to defer receipt of non-deductible compensation in excess of $1.5 million in order to limit non-deductible compensation under Section 162(m) of the Code. Financial returns on required automatic deferrals are based on either: (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus two percentage points, or Brunswick’s short-term borrowing rate; or (ii) securities selected by the participant. The two percentage point increment is used to recognize that the NEO does not receive the BPP award otherwise earned until some time in the future, typically upon retirement or other termination of employment. Mr. McCoy is currently the only participant who has automatic deferrals under this plan.

Split-Dollar Life Insurance Replacement

Seven individuals, including Messrs. McCoy, Hamilton and Lockridge, have Split-Dollar Life Insurance replacement policies (“Replacement Policies”). The Replacement Policies provide an insured death benefit and allow for capital accumulation. The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers, and as a result of this loan prohibition combined with changes in taxation of split-dollar life insurance, Brunswick restructured the Replacement Policies in 2004 such that the net present value cost to Brunswick did not increase. Executives are now responsible for payment of annual premiums and keeping their policies current.

Pre-2003 loans on these policies were grandfathered under Sarbanes-Oxley and remain outstanding. The loans must be repaid when the policy matures. Executives with split-dollar life insurance replacements do not receive Company-provided basic life insurance coverage. Executives hired since 2003 receive basic life insurance coverage under the same terms as other salaried employees, except that the Company continues a life insurance policy for Mr. Schwabero that was provided by his former employer.

Terms and Conditions of Employment

At Brunswick, 16 individuals have agreements setting forth their terms and conditions of employment (“Agreements”), including all NEOs. The Agreements describe each executive’s duties, memorialize the “at will” nature of the employment relationship, and set out a detailed listing of the executive’s compensation, benefits, and perquisites. Additionally, the Agreements consolidate the restrictive covenants that exist during and after employment (e.g., non-competition, confidentiality, non-solicitation). Finally, the Agreements establish and limit the compensation and benefits to which an executive is entitled in the event of termination.

The Agreements define severance terms if Brunswick terminates the executive’s employment without Cause (as defined below) or if the executive terminates for Good Reason (as defined below).

•	Termination within 24 months following a “Change in Control” (as defined in “Other Potential Post-Employment Payments”):

•

Severance payment of two and one-half times (three times for Agreements entered into in and prior to 2009) the sum of the annual base salary and target BPP, and the 401(k) match, variable retirement contribution and other Company contributions made on the individual’s behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination, and other benefits (including the continuation of medical, dental, vision and prescription coverage) and perquisites for up to 30 months (36 months for Agreements entered into in and prior to 2009), including retirement benefits; and

•	All equity awards held by the executive will become fully vested and, if applicable, immediately exercisable and will remain outstanding pursuant to their terms.

For Agreements executed in and after 2009, the Company eliminated the practice of providing indemnification or any “gross-up” of taxes imposed by Section 4999 of the Code on “excess parachute payments” (as defined in Section 280G of the Code). As a result, executives with these agreements are not entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, such executive will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis. For Agreements executed prior to 2009, indemnification, on a grossed-up basis, would be provided for any tax imposed by Section 4999 of the Code on excess parachute payments, except that benefits will be reduced by up to 10 percent if doing so would avoid such excise taxes. The Company plans to continue excluding excise tax gross-ups from any Agreements entered into in the future.

•	Termination other than following a Change in Control:

•

Severance payment of two times for Chairman and Chief Executive Officer, and one and one-half times for the other NEOs, the sum of base salary, BPP (at the discretion of Chairman and Chief Executive Officer for the other NEOs), and the 401(k) match, variable retirement contribution and other Company contributions made on the individual’s behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination, and other benefits (including the continuation of medical, dental, vision and prescription coverage) and perquisites for up to 24 months for the Chairman and Chief Executive Officer and up to 18 months for other NEOs.

Brunswick may terminate the Agreements upon six months notice, except that after a Change in Control, Brunswick may not terminate the Agreements until the second anniversary of the Change in Control.

Severance benefits are not available for those individuals terminating due to death, long-term disability or for Cause.

Termination for “Cause” means the executive’s:

•	Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;

•	Intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a related company to anyone not entitled to such information;

•	Willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a related company;

•	Willful and material violation of the Company’s Code of Conduct or any other written Company policy; or

•

Repeated failure to carry out the material components of the executive’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

“Good Reason” means any of the following without the executive’s express written consent:

•	Material breach of provisions of the Agreement;

•	Failure to provide benefits generally provided to similarly-situated senior executives;

•	Reduction in title, authority or responsibility;

•	Reduction in compensation not applicable to similarly-situated senior executives;

•	Relocation beyond a reasonable commuting distance;

•	Following a Change in Control, failure to obtain a satisfactory agreement from any successor to assume and agree to abide by employment agreement terms; or

•	Following a Change in Control, reduction in nature, scope or status of authorities or duties.

The Good Reason provision protects executives from being effectively demoted or having their pay reduced in an effort to force them to quit. In addition, pursuant to an agreement executed in 2006, the Chief Executive Officer may terminate employment for any reason during the 30-day period commencing on the first anniversary of a Change in Control and receive the severance described above.

The Agreements contain non-competition and non-solicitation restrictive covenants effective during the two-year period following termination of employment for the Chief Executive Officer, and for 18 months following termination for all other NEOs, and non-disclosure and non-disparagement restrictive covenants effective at all times. For Agreements entered into after 2009, upon termination following a Change in Control, non-competition and non-solicitation restrictive covenants are not applicable.

In the event of a violation of the restrictive covenants, the Company may recover any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination and ending on the date that the Company makes full recovery of such payments.

Brunswick believes that offering Agreements to its executives helps to ensure the retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the Company’s long-term goals and strategy. Additionally, the Agreements reinforce and encourage the executives’ continued attention and dedication to duties without distraction arising from the possibility of a Change in Control. The Agreements also protect the Company by requiring senior executives to agree to provisions relating to non-competition and non-solicitation in the event of termination and, for those Agreements entered into prior to 2009, the non-competition and non-solicitation provisions also apply in the event of a termination following a Change in Control.

Perquisites

Certain benefits are extended to NEOs but are not offered to salaried employees in general. These low-cost but highly-valued perquisites help NEOs enhance their understanding of Brunswick products and protect their physical health.

Executive Product Program

The product program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business enhancement opportunities. Effective January 1, 2011, the Compensation Committee changed the program to provide a product allowance equal to $30,000 for all participants. The Company does not reimburse the participant for the tax liability associated with the program. The allowance may be applied towards the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased.

Executive Physical Program

Brunswick provides a physical examination program to senior executives that is intended to protect the health of such executives and Brunswick’s investment in its leadership. Senior executives are required by the Compensation Committee to have an annual physical examination and, as part of this program, they have immediate access to healthcare providers. The Company does not reimburse the participant for the taxable portion of the program.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers other than the chief financial officer of a public company to $1.0 million per year. Compensation that is considered “performance-based” under the Code’s definition is exempt from this limit. Income related to SARs and stock options granted under the Company’s equity compensation plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). Furthermore, under the Company’s 2005 Automatic Deferred Compensation Plan, participants are required to defer any non-deductible annual earnings in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Code. In the future, the Compensation Committee will continue to evaluate the appropriateness of qualifying the Company’s executive compensation for deductibility under Section 162(m) of the Code.

Determining Executive Compensation

Decisions with respect to the previous year’s performance and BPP funding are normally made by the Compensation Committee and Board of Directors at their final meeting of each year. Decisions with respect to specific BPP awards, equity awards and base salary increases for the current year are normally made at the first meeting of each year. Base salary increases are generally effective as of the first full pay period in April.

Equity grant terms and conditions and number of shares for NEOs and other senior executives are reviewed and approved by the Compensation Committee at this first meeting of the year, which is generally held following Brunswick’s public disclosure of its financial results for the previous year. The SAR or stock option exercise price is set at 100 percent of the closing stock price on the grant date. Stock option or SAR grants for new hires, if applicable, are made on the first business day of the month following Brunswick’s quarterly earnings release.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management.

Based on that review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors of Brunswick Corporation that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s Proxy Statement to be filed in conjunction with the Company’s 2012 Annual Meeting.

Graham H. Phillips, Chairman
Anne E. Bélec
Manuel A. Fernandez
J. Steven Whisler

2011 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the Company’s NEOs for the year ended December 31, 2011.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Dustan E. McCoy Chairman and Chief Executive Officer	2011 2010 2009	$938,154 906,000 878,123	$ - - -	$1,170,688 780,032 -	$2,945,790 3,227,116 2,468,025	$2,211,000 1,460,000 1,459,000	$37,948 18,617 14,580	$ 313,547 227,191 103,579	$7,617,127 6,618,956 4,923,307
Peter B. Hamilton Senior Vice President and Chief Financial Officer	2011 2010 2009	$545,962 535,000 518,538	$ - - -	$243,176 161,768 -	$614,673 670,644 331,890	$1,025,000 668,700 668,800	$610,881 509,440 455,505	$ 271,669 220,653 158,291	$3,311,361 2,766,205 2,133,024
Andrew E. Graves Vice President & President – Boat Group	2011 2010 2009	$440,962 424,615 384,346	$ - - -	$129,120 86,424 103,100	$324,733 355,384 274,108	$662,000 424,600 404,700	$ - - -	$ 120,648 95,719 31,728	$1,677,463 1,386,742 1,197,982
Mark D. Schwabero Vice President & President –Mercury Marine	2011 2010 2009	$432,885 400,000 403,231	$ - - -	$154,944 86,424 -	$324,733 355,384 290,702	$655,000 400,000 400,000	$ - - -	$ 109,450 88,400 46,960	$1,677,012 1,330,208 1,140,893
B. Russell Lockridge Vice President, Chief Human Resources Officer	2011 2010 2009	$380,962 370,000 355,781	$ - - -	$129,120 86,424 -	$324,733 355,384 274,108	$572,000 370,000 367,100	$ - - -	$ 119,857 94,712 68,359	$1,526,672 1,276,520 1,065,348

(1)	The amounts shown in this column constitute actual base salary paid. Annual salaries as of December 31, 2011, were:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$950,000	$550,000	$445,000	$445,000	$385,000

(2)	The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units granted under the 2003 Stock Incentive Plan during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (FASB ASC Topic 718). For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column constitute the aggregate grant date fair value of stock-settled stock appreciation rights granted under the 2003 Stock Incentive Plan during the applicable year, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For further information on these awards, see the Grants of Plan-Based Awards table.

(4)	The amounts shown in this column constitute payments made under the annual Brunswick Performance Plan (“BPP”). From Mr. McCoy’s 2011 BPP payment, $1,552,558 was deferred in February 2012 pursuant to the 2005 Automatic Deferred Compensation Plan.

(5)	The amounts shown in this column include:

•

For Mr. McCoy in 2009, 2010 and 2011, above-market interest paid on required automatic deferrals under the 2005 Automatic Deferred Compensation Plan. Senior executives with compensation in excess of $1.5 million that is not qualified under Section 162(m) of the Code automatically have such excess compensation deferred. Deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus two percent, or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the officer. Interest earned on securities selected by the officer is a market rate of return and is therefore not included in this column. Interest credited to deferred cash equivalent balances for fiscal year 2011 in excess of 120 percent of the IRS applicable federal long-term rate totaled $37,948 for Mr. McCoy.

•

The aggregate of the increase in actuarial values of benefits under Brunswick’s Salaried Pension Plan and Supplemental Pension Plan equaled $610,881 for Mr. Hamilton for fiscal year 2011. Although Mr. Hamilton is no longer an active participant and is no longer accruing benefits under these plans, the actuarial value of benefits on December 31, 2011, increased by $218,914 as compared to December 31, 2010, as a result of a reduction in the discount rate used to calculate the value. Additionally, as shown in the Pension Benefits Table, Mr. Hamilton received pension payments in the amount of $391,967 in 2011.

(6)	The amounts shown in this column include the following for fiscal year 2011:

Defined Contribution Plan Contributions:  Brunswick contributions to defined contribution programs, including both qualified and non-qualified programs (to provide for contributions in excess of IRS limits) per the contribution formulas detailed in the Narrative to Non-Qualified Deferred Compensation Table are as follows:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Qualified	$24,500	$24,500	$24,500	$24,500	$24,500
Non-Qualified	$213,326	$96,314	$59,881	$56,815	$50,334

Amounts contributed to the qualified plan include Company match and a variable retirement contribution of four percent and six percent, respectively, on qualified plan limit earnings of $245,000. As such, qualified contributions total $24,500 for all participants.

Product Program:  Brunswick provides a product program for Company officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product integration opportunities. Each year, officers are eligible to select products with an aggregate annual value of up to $30,000. The allowance may be applied toward the purchase of Brunswick products at the discounted rates established pursuant to the Brunswick Employee Purchase Program, as well as any freight costs, parts and accessories, service fees and other expenses related to the ownership of the Brunswick products purchased. However, the Company does not reimburse executives for the associated tax liability as a result of the purchases or value received from the program.

The incremental cost of products selected, which is based on the discounted prices established pursuant to the Brunswick Employee Purchase Program, is as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$21,512	$12,932	$30,000	$9,885	$8,878

Life Insurance: The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. As a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured existing split-dollar life insurance policies in 2004 such that the net present value cost to Brunswick did not increase. Executives are now responsible for payment of annual premiums and keeping their policies current. Annual payments to NEOs in connection with their payment of premiums are:

	McCoy	Hamilton	Lockridge
	$38,865	$130,935	$29,172
Policy Maturity Date	7/1/2014	1/1/2012	7/1/2014

These individuals are not provided any life insurance through the Company’s basic life program for employees.

Brunswick pays the annual premium on the continuation of a life insurance policy provided by Mr. Schwabero’s former employer, which was $9,300 for 2011. This amount is imputed as taxable income to Mr. Schwabero and is not grossed-up for taxes.

Dividends:  Brunswick credits unvested RSUs with dividend equivalents. The value of these dividend equivalents as of the date credited is as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$6,243	$1,292	$1,192	$745	$696

Other Benefits:  Each of the NEOs received some or all of the following perquisites and other personal benefits, none of which exceeded $25,000 or 10 percent of the perquisites and other personal benefits for that NEO: (a) an annual executive physical examination; and (b) a service providing 24-hour access to immediate healthcare. There are no tax gross-ups related to these items.

2011 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Dustan E. McCoy	1/1/2011	$351,808	$1,407,231	$2,814,462
	2/8/2011				54,400			$1,170,688
	2/8/2011					254,000	$21.52	$2,945,790
Peter B. Hamilton	1/1/2011	$170,613	$682,453	$1,364,905
	2/8/2011				11,300			$ 243,176
	2/8/2011					53,000	$21.52	$ 614,673
Andrew E. Graves	1/1/2011	$110,241	$440,962	$ 881,924
	2/8/2011				6,000			$ 129,120
	2/8/2011					28,000	$21.52	$ 324,733
Mark D. Schwabero	1/1/2011	$108,221	$432,885	$ 865,770
	2/8/2011				7,200			$ 154,944
	2/8/2011					28,000	$21.52	$ 324,733
B. Russell Lockridge	1/1/2011	$ 95,241	$380,962	$ 761,924
	2/8/2011				6,000			$ 129,120
	2/8/2011					28,000	$21.52	$ 324,733

(1)	Consists of threshold, targeted and maximum awards under the 2011 BPP.

(2)	Consists of RSUs awarded under the 2003 Stock Incentive Plan. Awards vest on the third anniversary of the grant date unless the Rule of 70 or Age 62 is met, in which case the awards will vest when the individual satisfies the Rule of 70 or Age 62 and be released on the third anniversary of the date of grant.

(3)	Consists of SARs awarded under the 2003 Stock Incentive Plan. Awards vest one-fourth on each of the first through fourth anniversaries of the grant date unless the Rule of 70 or Age 62 is met, in which case the awards will vest when the individual satisfies the Rule of 70 or Age 62 and become exercisable ratably over four years.

(4)	The amounts shown in this column constitute the aggregate grant date fair value of equity awards granted under the 2003 Stock Incentive Plan during 2011, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Equity Compensation Plan Information and Awards

Brunswick granted SARs and RSUs to all NEOs in 2011 pursuant to the Brunswick 2003 Stock Incentive Plan. SARs are generally granted annually and typically vest one-fourth on each of the first through fourth anniversaries of the grant date. RSUs are generally granted annually and typically vest 100 percent on the third anniversary of the grant date. The terms of the awards reflect the use of the “Rule of 70 or Age 62” (as described below), along with the inclusion of an additional provision that would pro-rate the grant in the event of termination prior to the first anniversary of the date of grant, provided the participant had met the appropriate retirement definition. Providing for a “pro-rated” grant serves to keep the decision about retirement timing independent of the vesting schedule of equity-based compensation. Currently, Messrs. McCoy, Hamilton and Lockridge are subject to the Rule of 70 or Age 62 provision. Please see the “Other Potential Post-Employment Payments” section for a description of the treatment of equity awards following a termination of employment or a change in control.

Rule of 70 or Age 62

The terms and conditions of SARs and RSUs each contain a provision providing for accelerated vesting of the award upon attainment of either: (i) the sum of the individual’s age plus years of service being equal to or greater than 70; or (ii) age 62 (“Rule of 70 or Age 62”). Once the Rule of 70 or Age 62 is achieved, the applicable awards vests without waiting periods as specified in each plan and more thoroughly described above.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed description of awards granted to the NEOs during 2011 and the amount of salary and bonus in proportion to total compensation for each NEO for 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below provides information regarding each named executive officer’s outstanding equity awards as of December 31, 2011. The equity awards in this table consist of stock options and restricted stock units.

		Option Awards (1)					Stock Awards (2) (3)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Shares or Units of Stock Held That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dustan E. McCoy	04/30/2003 02/18/2004 01/31/2005 02/14/2006 02/13/2007 02/28/2008 02/09/2009 05/12/2009 02/09/2010 02/08/2011	6,000 12,000 20,000 150,000 180,000 425,925 150,000 275,000 140,750 -	- - - - - 141,975 150,000 275,000 422,250 254,000	-	$21.83 $38.36 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86 $11.08 $21.52	04/30/2013 02/18/2014 01/31/2015 02/14/2016 02/13/2017 02/28/2018 02/09/2019 05/12/2019 02/09/2020 02/08/2021	10,448	$188,691	-	-
Peter B. Hamilton	04/30/2003 02/18/2004 01/31/2005 11/03/2008 05/12/2009 02/09/2010 02/08/2011	12,000 12,000 15,000 100,000 50,000 29,250 -	- - - - 50,000 87,750 53,000	-	$21.83 $38.36 $46.12 $ 3.59 $ 5.86 $11.08 $21.52	01/31/2012 01/31/2012 01/31/2012 11/03/2018 05/12/2019 02/09/2020 02/08/2021	2,170	$ 39,190	-	-
Andrew E. Graves	11/08/2005 02/14/2006 02/13/2007 02/28/2008 02/09/2009 05/12/2009 10/29/2009 02/09/2010 02/08/2011	8,000 5,000 16,000 49,275 17,500 30,000 - 15,500 -	- - - 16,425 17,500 30,000 - 46,500 28,000	-	$39.45 $39.15 $33.00 $17.06 $ 3.71 $ 5.86 $11.08 $21.52	11/08/2015 02/14/2016 02/13/2017 02/28/2018 02/09/2019 05/12/2019 02/09/2020 02/08/2021	10,103 7,845 6,018	$182,459 $141,685 $108,687	-	-
Mark D. Schwabero	04/12/2004 01/31/2005 02/14/2006 02/13/2007 02/28/2008 02/09/2009 05/12/2009 02/09/2010 02/08/2011	3,000 10,000 8,000 12,000 39,450 17,500 32,500 15,500 -	- - - - 13,150 17,500 32,500 46,500 28,000	-	$41.84 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86 $11.08 $21.52	04/12/2014 01/31/2015 02/14/2016 02/13/2017 02/28/2018 02/09/2019 05/12/2019 02/09/2020 02/08/2021	7,845 7,222	$141,685 $130,425	-	-
B. Russell Lockridge	04/30/2003 02/18/2004 01/31/2005 02/14/2006 02/13/2007 02/28/2008 02/09/2009 05/12/2009 02/09/2010 02/08/2011	3,500 7,000 12,000 12,000 16,000 49,725 17,500 30,000 15,500 -	- - - - - 16,575 17,500 30,000 46,500 28,000	-	$21.83 $38.36 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86 $11.08 $21.52	04/30/2013 02/18/2014 01/31/2015 02/14/2016 02/13/2017 02/28/2018 02/09/2019 05/12/2019 02/09/2020 02/08/2021	1,152	$ 20,805	-	-

(1)	Options vest at a rate of 25 percent per year over the first four years of the 10-year option term, except that Mr. Hamilton’s grant on November 3, 2008, vests 100 percent at the end of three years from the date of grant.

(2)	RSU grants vest 100 percent on the third anniversary of the date of grant. The market value of shares or units of stock that have not vested reflects a stock price of $18.06, the closing stock price on December 30, 2011.

(3)	Messrs. McCoy, Hamilton and Lockridge’s 2011 grants were fully vested on February 8, 2012, as they met the Rule of 70 or Age 62 at date of grant.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1,2,3)
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dustan E. McCoy	-	$ -	57,813	$1,169,755
Peter B. Hamilton	90,000	$ 44,298	12,004	$ 242,855
Andrew E. Graves	-	$ -	10,567	$ 243,350
Mark D. Schwabero	-	$ -	-	-
B. Russell Lockridge	-	$ -	6,384	$ 129,208

(1)	Includes the following number of vested RSUs awarded on February 26, 2007, and vesting on February 28, 2011, using a market price of $23.03 per share:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Shares	-	-	10,567	-	-
Value	$ -	$ -	$243,350	$ -	$ -

(2)	Includes the following number of vested RSUs awarded on February 8, 2011, and vesting on November 30, 2011 (due to the application of the retirement provision described in the “Equity Compensation Plan Information Awards” section above), using a market price of $18.62 per share:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Shares	44,116	9,164	-	-	4,866
Value	$821,440	$170,634	$ -	$ -	$90,605

(3)	Includes the following number of vested RSUs awarded on February 9, 2010, and vesting on February 8, 2011 (due to the application of the retirement provision described in the “Equity Compensation Plan Information Awards” section above), using a market price of $25.43 per share:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Shares	13,697	2,840	-	-	1,518
Value	$348,315	$72,221	$ -	$ -	$38,603

2011 PENSION BENEFITS

Name (1)	Plan Name	Number of Years Credited Service (2,3)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Peter B. Hamilton	Salaried Pension Plan	11.17	$1,113,692	$88,093
	Supplemental Pension Plan	23.67	$3,841,637	$303,874

(1)	Mr. Hamilton is the only NEO who is a participant in the Salaried Pension Plan and/or the Supplemental Pension Plan.

(2)	Upon rejoining Brunswick on September 15, 2008, Mr. Hamilton began participation in the Brunswick Rewards defined contribution plan and ceased accruing a benefit under the defined benefit pension plan.

(3)	Under an agreement with Brunswick, Mr. Hamilton’s years of service credited under the Supplemental Pension Plan include credit for 12.5 years of service with a previous employer. Mr. Hamilton’s pension under this plan is reduced by the pension he receives from that employer. The values shown in the above table include this reduction.

Narrative to Pension Benefits Table

Salaried Pension Plan

The Salaried Pension Plan is a non-contributory plan providing for benefits following retirement under a formula based upon age, years of participation in the plan up to 30 years and the average of the three highest consecutive years’ earnings (salaries, annual BPP and commissions, but excluding payouts under the Strategic Incentive Plan, which has been eliminated). Mr. Hamilton is already of retirement age and, due to his previous retirement from the Company in 2007, is currently receiving benefits under this plan. Participation in the salaried pension plan is frozen, with no new participants being added after April 1, 1999. Effective December 31, 2009, all benefit accruals were frozen and all remaining salaried pension plan participants became eligible for the Company’s primary defined contribution plan, the Rewards Plan, as of January 1, 2010.

Assumptions used in determining the present value of the accumulated benefit are as follows:

•	Pre- and Post-Retirement Mortality according to the RP2000 Generational Combined White-Collar Adjustment Table for annuity benefits; and

•	4.50 percent discount rate for annuity benefits.

Supplemental Pension Plan

There are approximately 19 active employees with non-qualified defined benefit retirement benefits. Effective December 31, 2009, the Company froze the Supplemental Pension Plan and ceased all benefit accruals. Participation thereafter in any supplemental pension plan has been through the Brunswick Restoration Plan.

The Supplemental Pension Plan ensures that employees with covered compensation or pension benefits above IRS qualified defined benefit plan limits receive the full amount of their intended pension benefits. Under the Supplemental Pension Plan, the Company pays the difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits on a non-qualified tax basis and this amount is subject to the claims of creditors. The Supplemental Pension Plan provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

The formula for determining benefits under the Supplemental Pension Plan is the same formula as used for the Salaried Pension Plan as described above.

2011 NON-QUALIFIED DEFERRED COMPENSATION

Restoration Plan

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (2)	Earnings in Last FY (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$107,658	$213,326	$(48,388)	$ -	$3,287,686
Peter B. Hamilton	48,483	96,314	9,210	-	295,994
Andrew E. Graves	31,028	59,881	(9,075)	-	432,120
Mark D. Schwabero	29,394	56,815	(53,419)	-	1,638,450
B. Russell Lockridge	26,010	50,334	345,684	-	3,003,610

2005 Elective Deferred Incentive Compensation Plan

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Earnings in Last FY (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$ -	$ -	$(10,898)	$ -	$701,414
Peter B. Hamilton	-	-	-	-	-
Andrew E. Graves	-	-	-	-	-
Mark D. Schwabero	-	-	(9,701)	-	250,829
B. Russell Lockridge	-	-	108,627	-	911,288

2005 Automatic Deferred Compensation Plan

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY(2)	Earnings in Last FY (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(4)
Dustan E. McCoy	$916,874	$ -	$179,398	$ -	$5,623,598
Peter B. Hamilton	-	-	-	-	-
Andrew E. Graves	-	-	-	-	-
Mark D. Schwabero	-	-	-	-	-
B. Russell Lockridge	-	-	-	-	-

(1)	100 percent of the amount for each NEO in this column represents deferrals of salary and BPP and is reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	100 percent of the amount for each NEO in this column is reported in the “All Other Compensation” column of the Summary Compensation Table

(3)	Amounts in this column include above-market interest reported in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	The following amounts were previously reported as compensation to the NEOs in the Summary Compensation Tables for 2009 and 2010. These amounts consist of Executive and Company Contributions and above-market interest as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$1,496,377	$129,175	$73,490	$113,523	$52,842

Narrative to Non-Qualified Deferred Compensation Tables

The Non-Qualified Deferred Compensation tables show amounts deferred in 2011 under the Elective Incentive Deferred Compensation, Restoration (non-qualified plan to provide for contributions in excess of IRS limits) and Automatic Deferred Compensation plans and includes previous deferrals.

Under the 2005 Elective Deferred Incentive Compensation Plan, participants may defer up to 100 percent of BPP awards in either cash or stock. The Company calculates the value of cash deferrals based on the rate of return of mutual funds selected by the participant. The investment options mirror those of the qualified 401(k) plan and participants manage fund elections in the same manner. The Company calculates the value of stock deferrals on the same basis as Brunswick common stock. In 2008, the Company suspended participation in the plan. Distributions under the 2005 Elective Deferred Incentive Deferred Compensation Plan will be made as soon as administratively practicable after the participant’s termination from the Company or in accordance with the participant’s stated elections.

Under the Restoration Plan, participants may defer up to 40 percent of their base salary and BPP awards. These deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the participant. The investment options mirror those of the qualified 401(k) plan, which the participant manages in the same manner. Brunswick contributes to this plan according to the following formula:

•

One dollar for every dollar contributed by the employee, up to 3 percent of annual pay, and 50 cents for every dollar on the next 2 percent, plus an annual variable retirement contribution of up to 9 percent based on Company performance. Distributions under the Restoration Plan will be made as soon as administratively practicable after the six-month anniversary from the participant’s date of termination.

The rate of return in 2011 for each fund in the Elective Incentive Deferred Compensation Plan and the Restoration Plan are indicated in the following table:

Fund	Rate of Return
500 Index Fund Inv	1.97%
Brunswick ESOP Co Stock	-3.73%
Prime Money Mkt Fund	0.05%
Royce Premier Invmt	-0.86%
Target Retirement 2005	5.14%
Target Retirement 2015	1.71%
Target Retirement 2025	-0.37%
Target Retirement 2035	-2.24%
Target Retirement 2045	-2.51%
Target Retirement Income	5.25%
Total Intl Stock Ix Inv	-14.56%
Total Bond Mkt Index Inv	7.56%
Windsor II Fund Inv	2.70%
Extended Mkt Index Inv	-3.73%
PIMCO Total Retrn II Inst	4.50%
Templeton Inst Foreign Eq	-10.90%
MainStay Large Cap Growth	-0.19%

Under the 2005 Automatic Deferred Compensation Plan, participants are required to defer any annual earnings in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Code. Deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus two percent, or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the executive. If the executive has an election in place to defer awards into stock, automatic deferrals are deferred as stock.

Distributions of deferrals are made as soon as reasonably practicable after the six-month anniversary of the participant’s date of termination.

Other Potential Post-Employment Payments

Brunswick has entered into severance and Change in Control agreements with certain of its senior executives, including each of the NEOs, incorporated in the Terms and Conditions of Employment (“Agreements”).

Terms and Conditions of Employment

The Agreements confirm that employment is at will and outline the senior executives’ roles and responsibilities and compensation, benefits and eligibility for certain perquisites provided in exchange for their services. The Agreements also contain provisions regarding termination of employment. The Company’s executive Agreements reflect a “double trigger” (effective termination of employment by the Company following a Change in Control of the Company) for senior executives other than the Chairman and Chief Executive Officer.

Agreements

Under an agreement with Brunswick dated September 18, 2006, as amended, Mr. McCoy is entitled to certain severance benefits if his employment is terminated by Brunswick other than for Cause or disability. The Agreement defines termination to include resignation by Mr. McCoy for Good Reason, including a substantial change in the terms and conditions of Mr. McCoy’s employment. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed definition of “Good Reason.” Mr. McCoy is also entitled to severance benefits if he resigns for any reason during the 30-day period commencing on the first anniversary of a Change in Control.

If a termination covered by the Agreement occurs prior to a Change in Control, Mr. McCoy is entitled to a severance payment equal to two times the sum of: (i) annual salary; (ii) targeted annual award under the BPP; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. If the termination occurs within 24 months after a Change in Control, Mr. McCoy is entitled to a severance payment equal to three times the sum of: (i) annual salary; (ii) the larger of targeted annual award under BPP for the year of termination or the year in which the Change in Control occurs; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. In addition to these severance payments, Mr. McCoy would be entitled to receive: any annual BPP award earned for the preceding year that had not yet been paid at the time of termination; and medical, dental, vision, and prescription coverage for up to two years (three years if termination is in connection with a Change in Control), as well as outplacement services. In the event of termination, Mr. McCoy’s stock options, stock appreciation rights and restricted stock unit awards would vest according to the terms and conditions of the underlying plan summaries and, if not fully vested, would be forfeited. If termination occurs within 24 months following a Change in Control,

Mr. McCoy would fully vest in all outstanding stock options, stock appreciation rights and restricted stock unit awards. In addition, Mr. McCoy is entitled to a full gross-up for any excise tax on “excess parachute” payments, as defined in Section 280G of the Code, if total payments exceed 110 percent of the safe harbor limit. If total payments exceed the safe harbor limit by 110 percent or less, total payments will be reduced to the safe harbor limit.

The definition of Change in Control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board and (b) did not join the Board following a contested election of directors; (iii) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 60 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock and the Board is comprised of a majority incumbent directors; or (iv) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick’s assets.

The terms of the Agreement require Mr. McCoy to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

Brunswick’s other NEOs are entitled to severance and Change in Control benefits substantially similar to those described above for Mr. McCoy, except that after a Change in Control, benefits are paid only upon a qualifying termination of employment by the Company and not in the event of a voluntary resignation following a Change in Control. Additionally, in the case of effective termination prior to a Change in Control, the multiplier used to determine severance benefits is one and one-half times (1.5x), and payout under the BPP is at the discretion of the Chairman and Chief Executive Officer. Mr. Hamilton is not entitled to severance benefits upon a termination prior to a Change in Control and he is not entitled to any excise tax gross-up.

The terms of the Agreements require the other NEOs to execute a general release and consent to certain confidentiality, non-competition and non-solicitation provisions; however, for Agreements entered into after 2009, the non-competition and non-solicitation restrictive covenants are not applicable upon termination following a Change in Control. The Agreements also provide that, in the event of a violation of the restrictive covenants included in the Agreements, any severance payments received by the executive are recoverable by the Company.

Payment Obligations under Termination Scenarios

The following tables indicate the Company’s estimated payment obligations resulting from effective termination before and after a Change in Control, using December 31, 2011, as the hypothetical termination date.

Involuntary Termination Other Than for Death, Disability, or Cause

	Severance(1)	Welfare Benefits(2)	Total	BPP(3)
Dustan E. McCoy	$5,225,652	$22,331	$5,247,983	$ -
Peter B. Hamilton	-	-	-	687,500
Andrew E. Graves	794,071	25,613	819,684	445,000
Mark D. Schwabero	789,473	18,842	808,315	445,000
B. Russell Lockridge	689,751	22,461	712,212	385,000

Termination Following a Change in Control

	Severance(5)	Welfare Benefits(2)	Long-Term Incentives(4)	Gross-Up	Total
Dustan E. McCoy	$6,967,536	$33,497	$36,163	$2,971,959	$10,009,155
Peter B. Hamilton	-	-	6,666	-	6,666
Andrew E. Graves	2,923,143	61,225	163,359	1,370,818	4,518,545
Mark D. Schwabero	2,913,946	47,684	153,464	1,302,359	4,417,452
B. Russell Lockridge	2,464,098	54,922	4,001	-	2,523,022

(1)	Amounts in this column represent severance payments equal two times the sum of salary, BPP and defined contribution plan contributions for Mr. McCoy and one and one-half times the salary and defined contribution plan contributions for the other NEOs., except Mr. Hamilton, who is not entitled to severance benefits upon termination prior to a change of control.

(2)	Amounts in this column represent the estimated present value of Company-provided outplacement services and continuation of benefits provided during the severance period, based on current COBRA rates.

(3)	Amounts in this column represent full payment of BPP. For NEOs other than Mr. McCoy, payment of the BPP upon a termination preceding a change in control is at the discretion of the Chairman and Chief Executive Officer.

(4)	Amounts in these columns reflect the long-term incentive awards for which vesting would be accelerated upon a termination following a Change in Control in accordance with the NEOs’ Agreements.

(5)	Amounts in this column represent severance payments equal to three times the sum of the NEO’s salary, BPP and defined contribution plan contributions.

DIRECTOR COMPENSATION

2011 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Nolan D. Archibald	$93,766	$112,518	$40,532	$246,816
Anne E. Bélec	98,750	98,738	34,884	232,372
Jeffrey L. Bleustein	93,750	93,766	35,526	223,042
Cambria W. Dunaway	90,000	90,020	27,563	207,583
Manuel A. Fernandez	100,007	120,005	12,550	232,562
Graham H. Phillips	95,000	94,992	33,340	223,332
Ralph C. Stayer	90,020	108,033	7,753	205,806
J. Steven Whisler	94,375	98,738	35,631	228,744
Lawrence A. Zimmerman	100,007	105,007	1,974	206,988

(1)	Dustan E. McCoy, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. McCoy as an employee of the Company is shown in the Summary Compensation Table.

(2)	Amounts in this column reflect the 2011 annual cash fees earned by each non-employee director. Messrs. Archibald, Fernandez, Stayer and Zimmerman elected to receive the 2011 annual cash fees in the form of deferred Common Stock, with a 20 percent premium.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2011 fiscal year in accordance with FASB ASC Topic 718. Amounts in this column represent the portion of fees required to be paid to directors in the form of Common Stock, as well as the 20 percent premium that is received by those directors who elected to receive the cash portion of their fee in the form of deferred Common Stock. For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The grant date fair value of awards in this column is as follows:

Name	Grant Date Fair Values of Common Stock Shares	Grant Date Fair Values of Shares Attributable to 20% Premium Applied to Deferral of Fees
Nolan D. Archibald	$93,766	$18,752
Anne E. Bélec	98,738	-
Jeffrey L. Bleustein	93,766	-
Cambria W. Dunaway	90,020	-
Manuel A. Fernandez	100,007	19,998
Graham H. Phillips	94,992	-
Ralph C. Stayer	90,020	18,013
J. Steven Whisler	98,738	-
Lawrence A. Zimmerman	100,007	5,000

The following table sets forth the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2011:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2011
Nolan D. Archibald	4,261
Anne E. Bélec	770
Jeffrey L. Bleustein	4,261
Cambria W. Dunaway	2,626
Manuel A. Fernandez	4,261
Graham H. Phillips	4,261
Ralph C. Stayer	4,261
J. Steven Whisler	1,556
Lawrence A. Zimmerman	3,435

(4)	The amounts shown in this column include the value of the following perquisites and benefits provided to directors:

Product Program:  The incremental cost to Brunswick of products provided during the Company’s fiscal year ended December 31, 2011 is as follows:

Name	Product Cost	Gross- up(A)
Nolan D. Archibald	$30,000	$10,532
Anne E. Bélec	28,216	6,668
Jeffrey L. Bleustein	30,000	5,526
Cambria W. Dunaway	15,512	12,051
Manuel A. Fernandez	6,856	5,694
Graham H. Phillips	30,000	3,340
Ralph C. Stayer	-	7,753
J. Steven Whisler	30,000	5,631
Lawrence A. Zimmerman	1,974	-

(A)	Those directors who elected to use their Product Program allowance to purchase products in 2010 were reimbursed for the associated gross-up costs in 2011. Beginning January 1, 2011, the value of the products is included in the directors’ taxable income and the Company does not provide any gross-up amounts.

Narrative to Director Compensation Table

Annual Fee and Deferred Stock Awards. Non-employee directors are entitled to an annual fee of $180,000. The Lead Independent Director and the director who is the Chair of the Audit Committee are entitled to an additional fee of $20,000 each, and the other members of the Audit Committee are entitled to an additional fee of $10,000, due to the increased time commitment required of those directors. The director who chairs the Compensation Committee is also entitled to an additional annual fee of $10,000. The directors who chair the Finance and the Nominating and Corporate Governance Committees are entitled to an additional annual fee of $7,500 each. Each director who serves on more than one Committee is entitled to an additional annual fee of $7,500, unless the director already receives additional fees as a result of serving on both of those Committees. One-half of each director’s total annual fee is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award and is reported in the “Stock Awards” column of the Director Compensation Table. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half of the annual fee paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

Stock Ownership Guidelines. As set forth in the Company’s Principles and Practices, within three years of the later of the date on which a director first becomes a director, or January 1, 2011, and thereafter for so long as the director serves on the Board, each director is required to own common stock and deferred stock units of the Company equal to three times the amount of the director’s annual cash retainer. Once having met this threshold, if a director falls below the threshold as a result of a decline in the Company’s stock price, the director shall have a two-year period within which to once again achieve the threshold. The Company will calculate compliance with these guidelines annually, using the average Brunswick stock price for the prior calendar year. As of January 1, 2012, all directors were in compliance with the stock ownership requirements.

Brunswick Product Program. Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors receive an annual allowance of up to $30,000 which may be applied to: (i) purchase Brunswick products at the discounted rates established pursuant to the Employee Purchase Program; and/or (ii) fund expenses incurred with regard to the ownership of such products. The value of the products is included in the directors’ taxable income. Directors may also purchase additional Brunswick products at the Employee Purchase Program’s discounted rates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Brunswick’s directors, executive officers and beneficial owners of more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2011.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2011.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick’s Web site, www.brunswick.com.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2011, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board. Statement on Auditing Standards No. 61 requires an auditor to discuss with the audit committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young and has considered whether the provision of those services was compatible with maintaining Ernst & Young’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors.

Lawrence A. Zimmerman (Chair)
Anne E. Bélec
J. Steven Whisler

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote to approve its compensation programs for its named executive officers (commonly referred to as a “say-on-pay vote”). We encourage shareholders to review the Compensation Discussion and Analysis on pages 21 to 36 of this Proxy Statement. The Company asks that you approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tables contained in this Proxy Statement. Because this vote is advisory in nature, it will not be binding on the Board of Directors, the Human Resources and Compensation Committee (“Compensation Committee”) or the Company; however, the Board and the Compensation Committee will review the voting results and carefully consider the outcome of the vote when making future decisions regarding executive compensation.

The Company has a long-standing tradition of delivering financial performance results for our shareholders and our customers and aligning pay with those results. We are a market leader in the marine, fitness, and bowling and billiards industries, with business locations in more than 25 countries throughout the world. Over the past several years, our executive team has successfully managed our Company through the most dramatic economic downturn in decades, ending the 2011 fiscal year with $507.8 million of cash and marketable securities, generating cash flows from operations of $89.1 million and demonstrating outstanding operating leverage. We believe that our Company is well-positioned to deliver financial performance results for our shareholders and our customers.

The Company has designed its executive compensation programs to drive strong financial results and to attract, reward and retain a highly experienced, successful senior management team to achieve our corporate objectives and increase shareholder value. We believe these programs are structured in the best manner possible to support our Company and our business objectives and we believe that they strike an appropriate balance between implementing responsible, measured pay practices and providing effective incentives designed to encourage our executives to maximize value for our shareholders. This balance is illustrated by the following factors, which we urge you to consider:

•

A significant part of our executive compensation is structured as performance-based incentives. Our compensation programs are substantially linked to our key business objectives, so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•

We have multiple-year award and payout cycles, rather than an annual award cycle, for equity awards, including stock-settled stock appreciation rights and restricted stock units, which have four- and three-year award and vesting cycles, respectively, and serve as a retention tool.

•	We respond to economic conditions appropriately, such as reducing and/or limiting bonuses of the named executive officers in 2009, 2010 and 2011.

•

We monitor the executive compensation programs and pay levels of companies of similar size and industry to ensure that our compensation programs are comparable to and competitive with our peer group and general market practices.

•

The Board, the Compensation Committee, our Chairman and Chief Executive Officer, and our Vice President and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession planning and executive development for our Chief Executive Officer and other key executives.

Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

Your Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm for Brunswick and its subsidiaries for its fiscal year ending December 31, 2012. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors has determined that in keeping with the principles of sound corporate governance, the appointment will be submitted for ratification by the shareholders. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as the independent registered accounting firm for Brunswick and its subsidiaries for the fiscal year ending December 31, 2012. If our shareholders do not ratify the appointment, the Audit Committee will investigate the basis for the negative vote and will reconsider its selection in light of the results of such investigation. Ernst & Young has served as the independent registered public accounting firm for Brunswick and its subsidiaries since 2002. Representatives of Ernst & Young will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Your Board of Directors and the Audit Committee

recommend a vote FOR the approval and ratification of the appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm.

Fees Incurred for Services of Ernst & Young

Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick’s independent registered public accounting firm, during the fiscal years ended December 31, 2011 and 2010:

Audit Fees:  The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Brunswick’s annual financial statements for fiscal years 2011 and 2010, reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q during such fiscal years, registration statements and accounting and financial reporting consultations were $4,365,300 and $4,593,500, respectively.

Audit-Related Fees:  The aggregate fees billed by Ernst & Young for professional services rendered for audit-related activities for Brunswick for 2011 and 2010 were $10,000 and $110,000, respectively. Audit-related services principally include audits of employee benefit plans.

Tax Fees:  The aggregate fees billed by Ernst & Young for fiscal years 2011 and 2010 for tax-related services were $219,000 and $275,000, respectively. Such fees involved the following activities: tax compliance services and tax consulting services.

All Other Fees:  There were no fees billed by Ernst & Young for fiscal years 2011 and 2010 for services other than those described in the preceding paragraphs. All of the services described above were pre-approved by the Audit Committee.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach for granting such pre-approvals. Each year it approves an overall budget for specified audit and non-audit services, after which the Audit Committee must pre-approve either: (i) any proposed specified service that would result in total fees exceeding the budget; or (ii) any proposed service not specified in the budget.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order to be considered for inclusion in Brunswick’s proxy materials for its 2013 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax: 847.735.4433; e-mail corporate.secretary@brunswick.com) by November 22, 2012.

In addition, a shareholder may wish to have a proposal presented at the 2013 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. Pursuant to the By-laws, a shareholder proposal or nomination intended to be brought before the 2013 annual meeting must be delivered to the Secretary between January 2, 2013 and February 1, 2013.

* * *

Brunswick encourages you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented.

By order of the Board of Directors,

Kristin M. Coleman
Secretary

Lake Forest, Illinois

March 22, 2012

BRUNSWICK CORPORATION 1 N. FIELD COURT LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time on Tuesday, May 1, 2012. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time on Tuesday, May 1, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32982-P07360                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors	For	Against	Abstain

	1a. Anne E. Bélec	☐	☐	☐

	1b. Manuel A. Fernandez	☐	☐	☐

	1c. J. Steven Whisler	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	Advisory vote to approve the compensation of the Company’s named executive officers.					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐

NOTE: In their discretion, on such other business as may properly come before the meeting.		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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M32983-P07360

Proxy

Solicited on behalf of the Board of Directors of

BRUNSWICK CORPORATION

The undersigned hereby appoints P.B. Hamilton, K.M. Coleman and R.M. Gwillim, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2012 or any adjournment thereof.

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Broadridge, no later than 5:00 p.m. Eastern time on Tuesday, May 1, 2012, for all registered shares to be voted and no later than 5:00 p.m. Eastern time on Friday, April 27, 2012, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Continued and to be signed on reverse side